Exhibit 10.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

among

ROY A. BOYD II,

ONIUM CAPITAL, LLC,

SECURED TRANSPORTATION SERVICES LLC,

ADVANCED FUEL TRANSPORTATION INC.,

and

NANO NUCLEAR ENERGY INC.

Dated as of May 22, 2026

ii

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of May 22, 2026 (this “Agreement”), among Roy A. Boyd II (“Mr. Boyd”), Onium Capital, LLC, a Georgia limited liability company (“Onium” and together with Mr. Boyd, the “Sellers”), Secured Transportation Services LLC, a Delaware limited liability company (the “Company”), Advanced Fuel Transportation Inc., a Nevada corporation (the “Buyer”), and NANO Nuclear Energy Inc., a Nevada corporation (the “Parent” and together with the Buyer, the “Buyer Parties” and each a “Buyer Party”).

RECITALS

A. The Sellers own 100% of the issued and outstanding membership interests in the Company (the “Interests”).

B. The Sellers wish to sell to the Buyer, and the Buyer wishes to purchase from the Sellers, the Interests.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer from any Person (other than the Buyer or any of its Affiliates) with respect to any direct or indirect acquisition, purchase, or license, in one transaction or a series of transactions, and whether through merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, licensing, or similar transaction, or otherwise, of all or any portion of the assets or businesses of the Company.

“Action” means any claim, action, charge, complaint, suit, arbitration, information request, litigation, demand, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before any Governmental Authority or mediator.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided that with respect to the Buyer Parties, in respect of any period commencing prior to the Closing, “Affiliate” shall not include the Company and, in respect of any period commencing at or after the Closing, “Affiliate” shall include the Company. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous consolidated, combined, unitary or similar Income Tax group under state, local or non-U.S. Law).

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“Aggregate Cash Closing Consideration” means an amount equal to the Estimated Purchase Price minus the Aggregate Stock Consideration Value.

“Aggregate Closing Stock Consideration” means an amount of shares of Parent Common Stock equal to the quotient of One Million Dollars ($1,000,000) divided by the Ten-Day VWAP as of the Closing Date.

“Aggregate Closing Consideration” means, collectively, the Aggregate Cash Closing Consideration and the Aggregate Closing Stock Consideration.

“Aggregate Post-Closing Stock Consideration” means collectively, the First Anniversary Stock Consideration, the Second Anniversary Stock Consideration, the Third Anniversary Stock Consideration, the Fourth Anniversary Stock Consideration and the Fifth Anniversary Stock Consideration.

“Aggregate Stock Consideration” means, individually or collectively, as applicable, the Aggregate Closing Stock Consideration, the First Anniversary Stock Consideration, the Second Anniversary Stock Consideration, the Third Anniversary Stock Consideration, the Fourth Anniversary Stock Consideration and the Fifth Anniversary Stock Consideration.

“Aggregate Stock Consideration Value” means Seven Million Dollars ($7,000,000).

“Agreement State” means any state of the United States that has entered into an agreement with the NRC pursuant to Section 274 of the Atomic Energy Act of 1954, as amended, under which the NRC has relinquished, and such state has assumed, regulatory authority over certain radioactive materials and activities within that state.

“AI Inputs” means any data or content or other materials used to develop, train, validate, test or improve any AI Technology.

“AI Technology” means any and all deep learning, machine learning, and other artificial intelligence technologies, including large language models.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and any rules or regulations thereunder, the United Kingdom Bribery Act of 2010, any legislation implementing the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and any other applicable Law regarding anti-bribery or illegal payments or gratuities.

“Boyd Consulting Agreement” means a consulting agreement to be entered into between Mrs. Boyd and the Parent concurrently with the execution and delivery of this Agreement, in substantially the form mutually agreed between Mrs. Boyd and the Parent.

“Boyd Employment Agreement” means an executive employment agreement to be entered into among Mr. Boyd, the Company and the Parent concurrently with the execution and delivery of this Agreement, in substantially the form mutually agreed among Mr. Boyd, the Company and the Parent.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York.

“Buyer Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by the Buyer of its obligations under this Agreement or any of the other Transaction Documents to which it will be a party or the consummation by the Buyer of the transactions contemplated hereby or thereby.

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“Cash” means the aggregate amount of all cash, cash equivalents and marketable securities held by the Company, in all cases determined in accordance with GAAP; provided that (x) any payments made by the Company in respect of Indebtedness or Transaction Expenses or (y) any cash dividends or other cash distributions made by the Company, in each case, from the Calculation Time through the Closing, shall be calculated as if such payments, dividends or distributions had been made prior to the Calculation Time.

“Calculation Time” means 12:01 a.m., Eastern Time, on the Closing Date.

“Cash-to-Accrual Taxes” means an amount (which shall not be less than zero) equal to the Taxes of the Company, Buyer or any of their respective Affiliates for any taxable period (or portion thereof) beginning on or after the Closing Date arising from or attributable to an actual or deemed change in the Company’s method of accounting from the cash method of accounting to the accrual method of accounting for income Tax purposes imposed as a result of the recognition of income in a Tax period (or portion thereof) beginning on or after the Closing Date related to cash basis accounts receivable and prepaid expenses existing as of the date immediately preceding the Closing Date net of cash basis accounts payable and accrued expenses existing as of the date immediately preceding the Closing Date.

“Change of Control” means, with respect to the Parent or the Company, the occurrence of any of the following events: (a) any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the outstanding voting power; (b) a merger, consolidation, recapitalization, reorganization or similar transaction, as a result of which the holders of the outstanding voting securities immediately prior to such transaction do not continue to hold at least a majority of the outstanding voting power of the surviving or resulting entity; or (c) a sale, lease, transfer, or other disposition of all or substantially all assets.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any labor-related agreement, memorandum of understanding, or other similar labor-related obligation between the Company and any labor union, trade union, labor organization, employee representative, or works council with respect to any one or more employees of the Company.

“Company Data” means all data Processed by the Company and contained in the systems, databases, files or other records of the Company, including Personal Data.

“Company Intellectual Property” means all Intellectual Property that is owned, purported to be owned, used, held for use or practiced by the Company.

“Competing Transaction” means any of the following involving the Company other than the transactions contemplated hereby: any proposed (i) merger, consolidation, share exchange, business combination or other similar transaction involving the Company, (ii) sale, lease, exchange, transfer, license or other disposition directly or indirectly of 10% or more of the assets of the Company (based on fair market value) or (iii) transaction (including a tender offer or exchange offer) in which any Person would acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) of, or the right to acquire beneficial ownership, of (whether itself, as a member of any “group” (as such term is defined under the Exchange Act) or otherwise), 10% or more of any class of equity securities of the Company.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related outbreaks.

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“Deferred Pre-Closing Tax Effect” means any of the following: (a) change in method of accounting for a Pre-Closing Tax Period; (b) use of an improper method of accounting for a Pre-Closing Tax Period; (c) adjustment pursuant to Section 481 of the Code made prior to the Closing or made or required to be made in connection with or as a result of the transactions contemplated by this Agreement or in respect of any Pre-Closing Tax Period but expressly excluding any Cash-to-Accrual Taxes; (d) closing agreement with a Taxing Authority executed on or prior to the Closing Date; (e) prepaid amount, advanced amount or deferred revenue received or accrued on or prior to the Closing Date or accounts receivable or other receivable or zero basis asset in existence on or prior to the Closing Date; (f) use of cash method of accounting on or prior to the Closing Date; (g) intercompany transaction or excess loss account made on or prior to the Closing Date; or (h) installment sale or open transaction disposition made on or prior to the Closing Date. For avoidance of doubt, Deferred Pre-Closing Tax Effect expressly excludes any Cash-to-Accrual Taxes.

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest or other restriction of any kind (other than those created under applicable securities Laws, and not including any non-exclusive license of Intellectual Property).

“Enforceability Exceptions” means, with respect to any specified obligation, any limitations on the enforceability of such obligation due to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights or general equity principles (including public policies) or except as rights to indemnification or contribution may be limited by Federal, state, provincial or territorial securities laws.

“Environmental Laws” means any applicable Laws of any Governmental Authority in effect as of the date hereof relating to protection of human health, safety, or the environment including any of the foregoing regulating the management, manufacturing, treatment, storage, transportation, or disposal of Hazardous Materials, or occupational safety or health.

“Environmental Permits” means all Permits required under applicable Environmental Law.

“Equity Interest” means, with respect to any Person, any and all shares, interests, or other equivalents (however designated and whether voting or non-voting) of such Person’s capital stock or other equity interests (including partnership or membership interests in a partnership or limited liability company or any other interest or participation that confers on a Person the right to receive a share of the profits and losses, or distributions of assets, of the issuing Person), and any equity or debt securities convertible into or exchangeable or exercisable for such Person’s capital stock or other equity interests (including any options, warrants, calls, subscriptions or other purchaser or redemption rights).

“Escrow Agent” means Citibank, N.A., or its successor under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into by the Buyer, the Sellers and the Escrow Agent, substantially in the form attached hereto as Exhibit A.

“Escrow Amount” means Five Hundred Thousand Dollars ($500,000).

“Escrow Fund” means the Escrow Amount deposited with the Escrow Agent, including any remaining interest or other amounts earned thereon.

“Estimated Purchase Price” means (i) Thirteen Million Dollars ($13,000,000), plus (ii) the Estimated Cash, plus (iii) the Working Capital Overage, if any, minus (iv) the Estimated Indebtedness, minus (v) the Working Capital Underage, if any, minus (vi) the Estimated Transaction Expenses, minus (vii) the Escrow Amount.

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“Fifth Anniversary Stock Consideration” means an amount of shares of Parent Common Stock equal to the quotient of Four Hundred Thousand Dollars ($400,000) divided by the Ten-Day VWAP as of the Fifth Closing Anniversary.

“Fifth Closing Anniversary” means May 22, 2031.

“First Anniversary Stock Consideration” means an amount of shares of Parent Common Stock equal to the quotient of One Million Four Hundred Thousand Dollars ($1,400,000) divided by the Ten-Day VWAP as of the First Closing Anniversary.

“First Closing Anniversary” means May 22, 2027.

“Flow-Through Tax Return” means IRS Form 1120-S and any similar Tax Return of the Company to the extent that items of income, gain, loss, deduction and credit flow-through to Sellers for applicable income Tax purposes.

“Fourth Anniversary Stock Consideration” means an amount of shares of Parent Common Stock equal to the quotient of One Million Four Hundred Thousand Dollars ($1,400,000) divided by the Ten-Day VWAP as of the Fourth Closing Anniversary.

“Fourth Closing Anniversary” means May 22, 2030.

“Fundamental Representations” means the representations and warranties of (i) the Sellers in Section 3.1 (Organization), Section 3.2 (Authority), Section 3.3 (No Conflict; Required Filings and Consents), Section 3.4 (Interests) and Section 3.5 (Brokers) of this Agreement and (ii) the Company in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (No Conflict; Required Filings and Consents), Section 4.5 (Capitalization), Section 4.6 (Equity Interests) and (iii) the Buyer Parties in Section 5.1 (Organization), Section 5.2 (Authority), Section 5.3 (No Conflict; Required Filings and Consents), and Section 5.5 (Brokers) of this Agreement.

“Fraud” means, with respect to any Person, actual (and not constructive) common law fraud under Delaware law.

“GAAP” means United States generally accepted accounting principles as in effect as of the time of the preparation of the applicable financial statements.

“Governmental Authority” means any United States or non-United States national, federal, state, provincial or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body (public or private) of competent jurisdiction.

“Government Contract” means any contractual agreement of any kind, between the Company, on the one hand, and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any higher-tier subcontractor of a Governmental Authority in its capacity as a subcontractor, on the other hand. Unless otherwise indicated, no task, purchase or delivery order under a Government Contract will constitute a separate Government Contract, for purposes of this definition, but will be part of the Government Contract under which it was issued.

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“Government Official” means, collectively, any officer, employee, official, representative, or any Person acting for or on behalf of any Governmental Authority or public international organization, any political party or official thereof and any candidate for political office.

“Hazardous Materials” means any material, substance, or waste that is identified or regulated by any Governmental Authority because of its potential ignitability, reactivity, corrosivity, toxicity, or other hazard to human health or the environment, including hazardous wastes, hazardous materials, hazardous constituents, hazardous substances, extremely hazardous substances, restricted wastes, toxic substances, contaminants, pollutants, radioactive materials, petroleum, oils, per- and poly-fluorinated alkyl substances, and polychlorinated biphenyls.

“Income Tax” means any U.S. federal, state, local, or non-U.S. income Tax or other Tax imposed on or with reference to net income, profits, net profits, margin, or other similar measures (including withholding Taxes imposed by reference to the net or gross income (other than wages) of another Person, but excluding, in each case, for the avoidance of doubt, any ad valorem, property, excise, sales, use, goods and services, severance, production, utility and other similar Taxes not imposed on or with reference to any such measures).

“Indebtedness” means, as at a specified time, without duplication, in each case as of the Calculation Time (a) the outstanding principal amount, plus any related accrued and unpaid interest, and to the extent actually payable, fees and prepayment premiums or penalties, of (i) indebtedness for borrowed money of the Company and (ii) indebtedness of the Company evidenced by any note, bond or debenture, (b) reimbursement obligations of the Company under letters of credit, performance bonds, surety bonds, bankers acceptances and similar obligations, in each case only to the extent drawn, (c) all obligations under leases required to be classified as finance leases or capital leases by the Company in accordance with GAAP, (d) all obligations under any interest rate, currency or other hedging, swap, collar, cap, forward contracts or similar agreements, (e) any amounts for the contingent, deferred or unpaid purchase price of assets, securities, goods and services, including any earn out liabilities or any conditional sale or other title retention agreement with respect to property acquired by the Company, (f) declared or accrued but unpaid dividends, (g) unpaid management fees payable to the Sellers or any of their Affiliates, (h) financed insurance premiums, (i) all obligations secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of property subject to such mortgage or Lien; (j) all obligations secured by Encumbrances on the Company or its assets; (k) any off balance sheet financial obligations in the nature of indebtedness, including synthetic leases and project financing; (l) the face value of any surety bonds, performance bonds or security deposits; (m) all obligations of the Company to any Affiliate or to any manager, member, officer or employee of the Company or to any Affiliate of the foregoing other than Liabilities to current employees of the Company incurred in the ordinary course of business; (n) any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that the Company has elected to defer prior to the Closing Date pursuant to Section 2302 of the CARES Act (which amount, for the avoidance of doubt, shall not be less than zero and shall not include any offsets or reductions with respect to Tax refunds or overpayments of Tax) and any payroll Tax obligations that the Company has deferred (for example, by a failure to timely withhold, deposit or remit any such amounts in accordance with the applicable provisions of the Code and Treasury Regulations promulgated thereunder) pursuant to or in connection with any U.S. presidential memorandum or executive order; (o) any accrued but unpaid Taxes of the Company for any Pre-Closing Tax period but expressly excluding any Cash-to-Accrual Taxes; (p) any Liabilities, whether or not accrued, associated with employee bonuses (including, for the avoidance of doubt, undocumented bonuses issued in the Company’s ordinary course of business), signing bonuses, management performance bonuses and relocation bonuses not included in Transaction Expenses (and the employer portion of all applicable employment, payroll and similar Taxes related thereto); (q) all accrued but unused paid time off, vacation, sick leave or similar compensated absence obligations of the Company, whether or not vested or required to be paid upon termination (and the employer portion of all applicable employment, payroll and similar Taxes related thereto); (r) deferred revenue; (s) all budgeted, approved, deferred or in process capital obligations and commitments of the Company; (t) any unfunded or underfunded benefit liability with respect to any retirement plan or nonqualified deferred compensation plan, agreement or arrangement and (u) all obligations of the type referred to in clauses (a) through (h) of other Persons for the payment of which the Company is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. For purposes of this Agreement, Indebtedness includes the aggregate amount of any accrued interest, accreted value, breakage costs, prepayment premiums or penalties related thereto, unpaid fees or other costs or expenses associated with the prepayment or termination of any Indebtedness. For avoidance of doubt, as used herein, Indebtedness shall not include any Liabilities or obligations that are taken into account in the calculation of Transaction Expenses and shall not include any amounts that are included in the final determination of Net Working Capital. Further, and for avoidance of doubt, Indebtedness expressly excludes any Cash-to-Accrual Taxes.

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“Indemnified Taxes” means (a) all Taxes (or the non-payment thereof) of the Company for any Pre-Closing Tax Period, including all taxes attributable to any Deferred Pre-Closing Tax Effects, (b) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing and (c) any Taxes of any Seller. For avoidance of doubt, the Parties hereto acknowledge and agree that for purposes of this Agreement, Indemnified Taxes expressly excludes any Cash-to-Accrual Taxes, for which Sellers shall have no indemnity obligation.

“Intellectual Property” means all intellectual property, intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, including any continuation, continuation-in-part, divisional and provisional applications and any patents issuing thereon and any reissues, reexaminations, substitutes and extensions of any of the foregoing (“Patents”), (b) trademarks, service marks, trade names, trade dress, logos, corporate names, social media handles and accounts and other source or business identifiers and any registrations, applications, renewals and extensions of any of the foregoing and all goodwill associated with any of the foregoing (“Marks”), (c) Internet domain names, uniform resource locators and social media accounts and handles, (d) copyrights, mask works, works of authorship and any registrations, applications, renewals, extensions and reversions of any of the foregoing, (e) trade secrets, know-how and confidential and proprietary information, information, designs, formulae, compositions, algorithms, procedures, methods, techniques, ideas, research and development, data, specifications, processes, inventions (whether patentable or not and whether reduced to practice or not) and improvements, in each case, excluding any of the foregoing that comprise or are protected by issued Patents or published Patent applications; (f) Software; and (g) other proprietary rights relating to any of the foregoing.

“International Trade Laws” means any applicable (a) Sanctions; (b) U.S. export control Laws (including, without limitation, the International Traffic in Arms Regulations (22 CFR §§ 120-130, as amended)), the Export Administration Regulations (15 CFR §§ 730-774, as amended) and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws; (c) Laws pertaining to imports and customs, including those administered by the Bureau of Customs and Border Protection in the United States Department of Homeland Security (and any successor thereof) and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws; (d) the anti-boycott laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury; and (e) export, import and customs Laws of other countries in which the Sellers or the Company, have conducted and/or currently conduct business.

“IRS” means the Internal Revenue Service of the United States.

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“Knowledge” with respect to the Company means the actual knowledge of the Persons set forth in Schedule 1.1(a) of the Disclosure Schedules, in each case, after reasonable inquiry of their direct reports who would reasonably be expected to have knowledge of the applicable subject matter.

“Law” means any statute, law (including common law), ordinance, regulation, rule, code, executive order, injunction, judgment, decree, order or other requirement of any Governmental Authority.

“Leased Real Property” means the real property leased, subleased, licensed, used or occupied by the Company, in each case, as tenant, subtenant, licensee or user, together with, to the extent leased by the Company, all buildings and other structures, facilities, systems or improvements previously or hereafter located thereon and all easements, licenses, rights and appurtenances of the Company relating to the foregoing.

“Lookback Date” means January 1, 2020.

“Losses” means any cost, loss, liability, obligation, damage, deficiency, Tax, expense (including costs of investigation and defense and reasonable and documented actual attorneys’ fees and expenses), fine, penalty, judgment, award, or assessment; provided, however, that Loss shall not include any speculative, exemplary, special or punitive damages, unless and to the extent that any such damages result from any Third Party Action.

“Material Adverse Effect” means any event, change, occurrence or effect that, individually or in the aggregate, (a) would prevent, delay or impede the performance by the Company of its obligations under this Agreement or any of the other Transaction Documents to which it will be a party or the consummation by the Company of the transactions contemplated hereby or thereby or (b) would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company, taken as a whole; provided, however, that in the case of clause (b) no event, change, occurrence or effect to the extent resulting from the following shall be deemed to constitute a Material Adverse Effect: (i) any changes in general economic or business conditions, or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, in the United States or elsewhere in the world, (ii) general changes or developments in any of the industries in which the Company operates, (iii) any adoption, implementation, modification, repeal or other changes in any applicable Laws or any changes in applicable accounting regulations or principles (including GAAP) or in interpretations of any of the foregoing, in each case after the date hereof, (iv) any failure by the Company to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (v) political, geopolitical or regulatory conditions or any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations, acts of sabotage, acts of foreign or domestic terrorism, or governmental shutdown or slowdown, or any escalation or worsening of any such conditions, (vi) natural or manmade disasters, hurricanes, floods, tornados, tsunamis, earthquakes or other weather conditions or other acts of God, (vii) any epidemic, pandemic or disease outbreak (including COVID-19), or any escalation or worsening of such conditions, (viii) the effect of any action taken by Buyer Parties or their respective Affiliates with respect to the transactions contemplated hereby; (ix) the announcement, pendency or completion of the transactions contemplated by this Agreement, or (x) any action required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer Parties; provided, in the case of clauses (i), (ii), (iii), (v), (vi), and (vii), to the extent the impact of such event, change, occurrence or effect is not disproportionately adverse to the Company, taken as a whole, relative to other companies operating in the industries in which the Company operates.

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“Mrs. Boyd” means Angela Boyd.

“Net Working Capital” means, as at a specified time and without duplication, an amount (which may be positive or negative) equal to (i) the current assets of the Company minus (ii) the current liabilities of the Company in each case before taking into account the consummation of the transactions contemplated hereby, and calculated in accordance with GAAP. Notwithstanding anything to the contrary herein, in no event shall “Net Working Capital” include any items included in Cash, Indebtedness, or Transaction Expenses.

“NRC” means the U.S. Nuclear Regulatory Commission.

“Nuclear Law” means any Law relating to the development, production and use of nuclear energy or the use, manufacture, fabrication, handling, transport, processing, production, possession, use, storage, disposal, or import or export of Nuclear Materials, prescribed equipment and prescribed information.

“Nuclear Materials” means any nuclear fuel, radioactive materials, substances, gasses and ores (including natural radiological substances concentrated by human activity to a level not normally found in nature), and any products containing any of the foregoing.

“Offer Letter” means an offer letter, including an employee confidentiality and invention assignment agreement in substantially the forms mutually agreed between the Company and the Buyer.

“Open Source Software” means any software that contains or is derived in any manner (in whole or in part) from any software, code or libraries that are distributed as free software or as open source software or under any licensing or distribution models similar to open source, including any software licensed under or subject to terms that require source code to be provided or made available to subsequent licensees or sublicensees (regardless of whether the license restricts source code from being distributed in modified form), including any software licensed under or subject to the Artistic License, the Mozilla Public License, the GNU Affero GPL, the GNU GPL, the GNU LGPL, any other license that is defined as an Open Source License by the Open Source Initiative.

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation, amalgamation or organization, by-laws, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement or such other organizational documents of such Person.

“Owned Intellectual Property” means Intellectual Property that is owned or purported to be owned by the Company.

“Owned Real Property” means the real property owned by the Company, if any, together with all buildings and other structures, facilities, improvements and fixtures located thereon and all easements, licenses, rights, interests and appurtenances of the Company relating to the foregoing.

“Parent Common Stock” means shares of common stock of the Parent, par value $0.0001 per share.

“Payoff Letters” means a payoff letter with respect to each of (i) the Equipment Finance Agreement dated February 3, 2023 between the Company and Highland Capital Corporation, as amended or modified and (ii) the Finance Agreement dated January 31, 2023 between the Company and LEAF Capital Funding, LLC, as amended or modified, in each case, setting forth the terms of payment, satisfaction, discharge, release and termination in full of all Indebtedness thereunder.

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“Permitted Encumbrance” means (i) statutory liens for current Taxes not yet due and payable (taking into account extensions granted in the ordinary course and that do not result in the imposition of a penalty) or with respect to which the validity or amount is being contested in good faith through appropriate proceedings and for which adequate reserves with respect thereto are maintained on the Company’s books in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising in the ordinary course of business with respect to any amounts not yet due and payable or with respect to which there is no default on the part of the Company or the validity or amount is being contested in good faith through appropriate proceedings and for which adequate reserves with respect thereto are maintained on the Company’s books in accordance with GAAP, (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (iv) Encumbrances arising in the ordinary course of business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (v) nonexclusive licenses of Intellectual Property granted to customers in the ordinary course of business solely in the form of shrink-wrap, click-wrap or other off-the-shelf, commercially available software or standard form end-user licenses, which do not grant any right to source code, exclusive rights or material customization or development rights, and (vi) all restrictions, easements, minor imperfections of title, charges and rights-of-way that would not reasonably be expected to impair the current use or occupancy of any real property subject thereto.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Personal Data” means any information about an individual person which is used or could be used to identify the individual, alone or in combination with any other information or data available to the Company, or which otherwise constitutes “personal information,” “personally identifiable information” or any other similar terms under applicable Law.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the date immediately preceding the Closing Date and the portion of any Straddle Period that ends on, and includes, the date immediately preceding the Closing Date.

“Privacy Laws” means (i) all applicable Laws issued by any Governmental Authority and binding industry guidance, in each case as amended, consolidated, re-enacted or replaced from time to time, relating to the privacy, security, transfer or Processing of Personal Data, data breach notification, website and mobile application privacy policies and practices, Social Security number protection, Processing and security of payment card information, and email, text message, or telephone communications and (ii) as applicable, the Payment Card Industry Data Security Standard.

“Pro Rata Portion” means, (i) with respect to Mr. Boyd, 55%, and, (ii) with respect to Onium, 45%.

“Process” or “Processing” means the collection, use, storage, processing, recording, distribution, transfer, import, export, disposal or disclosure of data or as otherwise defined under Privacy Laws.

“Product” means each product and service developed, marketed, licensed, sold, performed, produced, serviced, distributed or otherwise made available by the Company, including any product or service currently under development by the Company.

“Public Health Measures” means any quarantine, “shelter-in-place,” “stay at home,” furlough, workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guideline or recommendation issued or promulgated by any Governmental Authority, the World Health Organization or any industry group in connection with or in response to any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19), or in connection with or in response to any other public health conditions, in each case, whether such Law, order, directive, guideline or recommendation is in place currently or is issued, promulgated or modified hereafter.

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“Purchase Price” means (i) the Estimated Purchase Price, as it may be adjusted in accordance with Section 2.4 plus (ii) any amounts paid to the Sellers out of the Escrow Fund.

“Registered Company Intellectual Property” means all Owned Intellectual Property that has been issued by, registered with, or the subject of an application filed with, as applicable, the United States Patent and Trademark Office, the United States Copyright Office, private domain name registrar, or any similar office or agency anywhere in the world that has not lapsed or expired or that the Sellers, in their reasonable business judgment, has not decided to cancel, abandon, allow to lapse or not renew.

“Registration Rights Agreement” means the Registration Rights Agreement between the Parent and the Sellers, substantially in the form attached hereto as Exhibit B, to be entered into at the Closing.

“Restricted Party” means each of the following: Mr. Boyd, Onium, and Mrs. Boyd.

“Restrictive Covenants Agreement” means a Restrictive Covenants Agreement between the Buyer and each Restricted Party in substantially the form attached hereto as Exhibit C.

“Related Parties” means, with respect to a Person, such Person’s Affiliates and its and their respective current and former direct and indirect equityholders, members, directors, managers, partners (limited and general), officers, controlling Persons, employees, agents, Representatives and the respective successors and assigns of each of the foregoing.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Sanctioned Person” means any Person that is: (a) identified on any Sanctions- or export-related restricted party list, including the Specially Designated Nationals and Blocked Persons List, Sectoral Sanctions Identifications List, and Foreign Sanctions Evaders List maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”); the Denied Persons, Unverified, or Entity Lists, maintained by the U.S. Department of Commerce’s Bureau of Industry and Security; the Debarred List or non-proliferation sanctions lists maintained by the U.S. State Department’s Directorate of Defense Trade Controls; or any other similar list maintained by any other Governmental Authority with jurisdiction over any party to this Agreement; (b) organized, resident, or located in a country, territory, or geographical region which is itself the subject or target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, and the Crimea, Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine, and prior to July 1, 2025, Syria); or (c) owned, in the aggregate, 50% or more or controlled, directly or indirectly, by a Person or Persons described in clause (a) or (b).

“Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by the United States (including, OFAC, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom, or any Governmental Authority with jurisdiction over any party to this Agreement.

“Second Anniversary Stock Consideration” means an amount of shares of Parent Common Stock equal to the quotient of One Million Four Hundred Thousand Dollars ($1,400,000) divided by the Ten-Day VWAP as of the Second Closing Anniversary.

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“Second Closing Anniversary” means May 22, 2028

“Security Incident” means any actual (i) breach of security or other unauthorized or unlawful access, acquisition, exfiltration, manipulation, erasure, loss, use or disclosure that compromises the confidentiality, integrity, availability or security of Company Data or the Systems; (ii) unauthorized acquisition, interruption, modification, loss, theft, corruption, interference or unauthorized Processing of any data or information; or (iii) compromise, intrusion, misuse, interference or unauthorized access to or use of any System, or any unauthorized Processing of any data or information hosted, stored on or accessed therefrom, including any ransomware attack, distributed denial-of-service attack or any other similar incident, in each instance, regardless of whether any such incident or breach triggers any notice or reporting obligations under applicable Laws.

“Seller Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by the Sellers or the Company of their respective obligations under this Agreement or any of the other Transaction Documents to which they will be a party or the consummation by the Sellers or the Company of the transactions contemplated hereby or thereby.

“Software” means all (a) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (b) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections; and (c) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Straddle Period” means any taxable period that includes (but does not end on) the date immediately preceding the Closing Date.

“Special Representations” means the representations and warranties of the Company in Section 4.12 (Employee Benefit Plans), Section 4.16 (Intellectual Property; IT Assets; Data Privacy and Security), Section 4.17 (Taxes) and Section 4.18 (Environmental Matters).

“Subsidiary” means, with respect to any Person, any other Person of which (a) a majority of the total voting power of Equity Interests (without regard to the occurrence of any contingency) entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such first Person, or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) any Person of which a majority of the ownership interests are owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person shall be deemed to have a majority ownership interest in another Person if such Person is allocated a majority of the gains or losses of such Person or is or controls the managing director, the board, or general partner of such Person.

“Systems” means all of the Company’s information technology and operational technology systems, resources, software, hardware, devices, and networks, whether or not hosted on third party infrastructure, in each case, directly controlled by the Company.

“Target Net Working Capital” means $472,332.00.

“Tax Return” means any return, declaration, report, statement, form, claim for refund, information statement or other documents, including any related or supporting schedules, statements or documents and FinCEN Form 114, and any amendment or modification thereto, required to be filed or filed with a Governmental Authority with respect to Taxes.

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“Taxes” means (i) any and all U.S. federal, state or local or non-U.S. income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, ad valorem, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, composite, healthcare or other tax of any kind (together with any and all interest, penalties (including any penalties resulting from the failure to file a Tax Return whether or not any Taxes were required to be reflected on such Tax Return), additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority and (ii) liability for the payment of any amounts of the type described in clause (i) above of another Person arising as a result of (A) being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto) or (B) any transferee or secondary liability or any liability assumed by contract, Law, or otherwise.

“Ten-Day VWAP” means the volume weighted average price per share of Parent Common Stock as reported by Bloomberg and calculated during regular trading hours over the ten consecutive Trading Day period ending on the Trading Day immediately prior to the applicable reference date.

“Third Anniversary Stock Consideration” means an amount of shares of Parent Common Stock equal to the quotient of One Million Four Hundred Thousand Dollars ($1,400,000) divided by the Ten-Day VWAP as of the Third Closing Anniversary.

“Third Closing Anniversary” means May 22, 2029.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which Parent Common Stock is listed or quoted for trading on the date in question: the NYSE American, The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Registration Rights Agreement, the Restrictive Covenants Agreement and the other written documents, instruments and certificates executed under or in connection with this Agreement.

“Transaction Expenses” means, without duplication, to the extent not paid by the Sellers or the Company prior to Closing, the fees, costs and expenses incurred or to be incurred or subject to reimbursement by or on behalf of the Company, whether accrued or not, in connection with the process of selling the Company or the negotiation, preparation or execution of this Agreement or the other Transaction Documents or the performance or consummation of the transactions contemplated by this Agreement, including: (i) the fees, costs and expenses of the Sellers or the Company for investment bankers, attorneys, accountants, service providers and other consultants and advisors, (including brokerage fees, commissions, finders’ fees or financial advisory fees), (ii) all Liabilities or obligations for severance, stay bonuses, retention bonuses, transaction bonuses, change of control payments and other similar payments triggered or voluntarily payable as a result of the consummation of the transactions contemplated by this Agreement, including the employer portion of all applicable employment, payroll and similar Taxes related thereto, and (iii) fifty percent (50%) of (A) all Transfer Taxes and (B) all fees and expenses associated with obtaining the Escrow Agent; and for avoidance of doubt, any fees and expenses associated with obtaining the D&O Insurance shall expressly not be deemed Transaction Expenses hereunder and shall be paid by Buyer.

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“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Willful Breach” means a deliberate act or failure to act, which act or failure to act constitutes in and of itself a material breach of any covenant or agreement set forth in this Agreement, regardless of whether breaching such covenant or other agreement was the conscious object of the act or failure to act.

“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Estimated Net Working Capital exceeds the Target Net Working Capital.

“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Estimated Net Working Capital.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Term	Location
Additional Listing Application	Section 6.6
Adjustment Cap	Section 2.4(g)
Agreement	Preamble
Audited Costs	Section 6.9(c)
Balance Sheet Date	Section 4.8(a)
Basket	Section 8.3(b)
Books and Records	Section 4.1(d)
Buyer	Preamble
Buyer Indemnitees	Section 8.1
Buyer Losses	Section 8.1
Buyer Parties	Preamble
Buyer Party	Preamble
Closing	Section 2.2(a)
Closing Cash	Section 2.4(b)
Closing Indebtedness	Section 2.4(b)
Closing Net Working Capital	Section 2.4(b)
Closing Transaction Expenses	Section 2.4(b)
Company	Preamble
Company Trade Secrets	Section 4.16(d)
Cure Period	Section 2.2(i)(ii)
D&O Insurance	Section 6.4(b)
Data Protection Requirements	Section 4.16(j)
Data Room	Section 9.4

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Term	Location
Deferred Stock Consideration	Section 2.2(i)(i)
Delaware Court	Section 9.7(b)
Disclosure Schedules	Article III
Disputed Items	Section 2.4(d)
ERISA	Section 4.12(a)
Estimated Cash	Section 2.4(a)
Estimated Indebtedness	Section 2.4(a)
Estimated Net Working Capital	Section 2.4(a)
Estimated Transaction Expenses	Section 2.4(a)
Excess Amount	Section 2.4(g)
Exchange Act	Section 5.8
Final Closing Statement	Section 2.4(b)
Financial Statements	Section 4.8(a)
Forfeited Stock Consideration	Section 2.2(i)(i)
Guaranteed Obligations	Section 9.17
Independent Accounting Firm	Section 2.4(d)
Insurance Policies	Section 4.13(a)
Interests	Recitals
Interim Financial Statements	Section 4.8(a)
IP Assignment Agreement	Section 4.16(e)
Lock-Up Period	Section 6.7(a)
Malicious Code	Section 4.16(h)
Material Contracts	Section 4.19(a)
Material Customer	Section 4.20(a)
Material Supplier	Section 4.20(b)
Mr. Boyd	Preamble
Net Adjustment Amount	Section 2.4(g)(i)
Notice of Disagreement	Section 2.4(c)
Nasdaq	Section 5.8
One Year 481(a) Adjustments for the S Short Year	Section 7.6(b)
Parent SEC Filings	Section 5.9
PCAOB Audited Financial Statements	Section 6.9(a)
PCAOB Auditor	Section 6.9(a)

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Term	Location
Permits	Section 4.10(c)
Preliminary Closing Statement	Section 2.4(a)
RCA Breach	Section 2.2(i)(ii)
RCA Forfeited Stock Consideration	Section 2.2(i)(ii)
Restricted Shares	Section 6.7(a)
S Short Year	Section 7.7
S Termination Year	Section 7.7
SEC	Section 5.9
Section 481(a) Adjustments	Section 7.6(b)
Securities Act	Section 3.7
Seller Indemnitees	Section 8.2
Seller Losses	Section 8.2
Seller Prepared Tax Return	Section 7.1(a)
Seller Stock Threshold	Section 2.2(k)
Sellers	Preamble
Tax Contest	Section 7.5
Tax Accounting Method Change	Section 7.6
Transfer Taxes	Section 7.3

Article II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver the Interests to the Buyer and the Buyer shall purchase the Interests from the Sellers, for the Aggregate Closing Consideration and the Aggregate Post-Closing Stock Consideration which shall be paid and/or issued as provided in this Article II.

Section 2.2 Closing.

(a) The sale and purchase of the Interests shall take place at a closing (the “Closing”) which shall occur simultaneously with the execution and delivery of this Agreement, remotely via electronic exchange of documentation and consideration required to be delivered at Closing, at 10:00 a.m., Eastern time, or at such other place or at such other time or on such other date as the Sellers and the Buyer mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.”

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(b) At the Closing:

(i) the Buyer shall issue or pay, as applicable, or cause to be issued or paid, as applicable, to each of the Sellers their Pro Rata Portion of:

(A) the Aggregate Closing Stock Consideration, free and clear of all Encumbrances (other than Encumbrances created by the Sellers, arising under applicable securities Laws or pursuant to Section 6.7 of this Agreement); and

(B) an amount equal to the Aggregate Cash Closing Consideration;

(ii) the Buyer shall repay, or cause to be repaid, on behalf of the Company, the amount payable to each counterparty or holder of Indebtedness set forth on the Payoff Letters;

(iii) the Buyer shall pay, on behalf of the Company and to the extent unpaid as of immediately prior to the Closing, an amount equal to the Estimated Transaction Expenses to each Person who is owed a portion thereof; provided, that, if so directed by the Company, any such amounts constituting compensatory payments shall instead be delivered to the Company for payment by the Company to such individual through the Company’s payroll system (reduced by the amount of any Tax withholdings that are required to be deducted and withheld with respect to such payment);

(iv) the Buyer shall deposit or cause to be deposited the Escrow Amount in an account with the Escrow Agent by wire transfer in immediately available funds, to be managed and paid out by the Escrow Agent pursuant to the terms of the Escrow Agreement;

(v) the Buyer shall deliver or cause to be delivered to the Sellers:

(A) a counterpart of the Escrow Agreement, executed by the Buyer;

(B) a counterpart to each of the Restrictive Covenants Agreements, executed by the Buyer;

(C) a counterpart of the Registration Rights Agreement, executed by the Parent;

(D) a counterpart of the Boyd Employment Agreement, executed by the Parent; and

(E) a counterpart of the Boyd Consulting Agreement, executed by the Parent.

(vi) the Sellers shall deliver or cause to be delivered to the Buyer:

(A) an executed instrument effecting the sale, assignment and transfer by the Sellers to the Buyer of the Interests, free and clear of all Encumbrances, including any documentation reasonably requested by the Buyer to confirm that as of the Closing the Buyer is the sole member of the Company;

(B) a counterpart of the Escrow Agreement, executed by the Sellers;

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(C) duly executed copies of the Payoff Letters, including any financing statement terminations and lien releases reasonably requested by the Buyer;

(D) a counterpart to a Restrictive Covenants Agreement, executed by each Restricted Party;

(E) a counterpart of the Registration Rights Agreement, executed by the Sellers;

(F) evidence in form and substance reasonably satisfactory to the Buyer, that the Seller Agreements have been terminated in accordance with Section 6.1;

(G) evidence in form and substance reasonably satisfactory to the Buyer, that each filing, notice, authorization, approval, order, permit, determination or consent required to be filed, delivered or obtained pursuant to Schedule 4.4(a) and Schedule 4.4(b) of the Disclosure Schedules has been duly filed, delivered and obtained, including copies of all such filings and written consents or approvals;

(H) a duly executed amendment to that certain Commercial Lease Agreement, dated as of January 2, 2025, between Onium and the Company, in substantially the form attached hereto as Exhibit D;

(I) a counterpart of an Offer Letter duly executed by each of the following individuals: (i) Kaleb T. Boyd, (ii) Billy C. Hunt, (iii) Joseph G. Phillips, (iv) Gabrielle S. Ragan, (v) Matthew D. King, and (vi) Alexander F. Bache;

(J) a counterpart of the Boyd Employment Agreement, duly executed by Mr. Boyd;

(K) a counterpart of the Boyd Consulting Agreement, duly executed by Mrs. Boyd;

(L) two USB Drives containing a true, complete, and correct copy of the Data Room, as of 4:00 p.m., New York time, on the date that is two (2) Business Days prior to the Closing Date; and

(M) properly completed IRS Form W-9, executed by each of the Sellers or their respective regarded owner.

(c) All payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to the payor by or on behalf of the payee at least two Business Days prior to the applicable payment date.

(d) Subject to Section 2.2(i), on or prior to ten Trading Days after the First Closing Anniversary, the Parent shall issue to each of the Sellers their Pro Rata Portion of the First Anniversary Stock Consideration.

(e) Subject to Section 2.2(i), on or prior to ten Trading Days after the Second Closing Anniversary, the Parent shall issue to each of the Sellers their Pro Rata Portion of the Second Anniversary Stock Consideration.

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(f) Subject to Section 2.2(i), on or prior to ten Trading Days after the Third Closing Anniversary, the Parent shall issue to each of the Sellers their Pro Rata Portion of the Third Anniversary Stock Consideration.

(g) Subject to Section 2.2(i), on or prior to ten Trading Days after the Fourth Closing Anniversary, the Parent shall issue to each of the Sellers their Pro Rata Portion of the Fourth Anniversary Stock Consideration.

(h) Subject to Section 2.2(i), on or prior to ten Trading Days after the Fifth Closing Anniversary, the Parent shall issue to each of the Sellers their Pro Rata Portion of the Fifth Anniversary Stock Consideration.

(i) Stock Consideration Matters.

(i) Notwithstanding anything to the contrary contained herein, an aggregate amount of Two Million Dollars ($2,000,000) of the Aggregate Stock Consideration (the “Deferred Stock Consideration”) shall be allocated ratably among the First Anniversary Stock Consideration, Second Anniversary Stock Consideration, Third Anniversary Stock Consideration, Fourth Anniversary Stock Consideration and Fifth Anniversary Stock Consideration (or as otherwise agreed by the parties in writing), subject to the terms and conditions of this Agreement. The issuance of each applicable portion of the Deferred Stock Consideration to the Sellers shall be conditioned upon (A) Mr. Boyd’s continued employment with the Company (or its Affiliates) as of the applicable payment date (but subject in all respects to the terms of the Boyd Employment Agreement as to termination of such agreement), as set forth in Section 2.2(i)(ii) below; and (B) each Restricted Party’s (other than Angela Boyd’s) compliance with the terms of the Restrictive Covenants Agreement to which such Restricted Party is a party, as set forth in Section 2.2(i)(iii) below.

(ii) In the event that Mr. Boyd is not employed by the Company (or its Affiliates) as of any such applicable payment date for any reason other than (A) termination by the Company without Cause, (B) resignation by Mr. Boyd for Good Reason, or (C) Mr. Boyd’s death or Disability, then the portion of the Deferred Stock Consideration scheduled to be issued on such date shall be forfeited and shall not be issued or payable; provided, however, to the extent any Deferred Stock Consideration so forfeited and not issued or unpaid (collectively “Forfeited Stock Consideration”) is later determined by a final, non-appealable order of a court of competent jurisdiction to have been wrongly forfeited or wrongfully not issued or unpaid, then, in addition to the issuance of all such Forfeited Stock Consideration which was wrongly withheld and wrongfully not issued and unpaid, Sellers shall be entitled to interest in the amount of ten percent (10.0%) per annum on such wrongfully withheld and wrongfully not issued and unpaid Forfeited Stock Consideration accruing from the date such amounts were due and payable to Sellers until the date such amounts are actually paid. For purposes of this Section, “Cause,” “Good Reason” and “Disability” shall have the meanings set forth in the Boyd Employment Agreement. For the avoidance of doubt, it is the intent of the parties that to the extent permitted by applicable law, any issuances of Deferred Stock Consideration shall be treated as a portion of the Purchase Price payable to Sellers hereunder and expressly not as compensation to Mr. Boyd, and all such issuances shall be treated and reported as such by the parties hereto on their respective Tax Returns. For avoidance of doubt, in no event shall any portion of the Aggregate Post-Closing Stock Consideration other than unpaid and unissued Deferred Stock Consideration be subject to the forfeiture provisions of this Section 2.2(i)(ii).

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(iii) Notwithstanding anything to the contrary contained herein, in the event that a Restricted Party (other than Angela Boyd) breaches any term, condition, or obligation under the Restrictive Covenants Agreement to which such Restricted Party is a party that remains uncured after written notice thereof and a reasonable opportunity to remedy such failure within thirty (30) days of such notice (if such failure can reasonably be remedied) (each such breach, a “RCA Breach” and such period, the “Cure Period”), then the Sellers shall immediately and irrevocably forfeit any and all rights to receive any portion of the Aggregate Stock Consideration that remains unpaid or unissued as of the date on which such RCA Breach first occurred, and no shares of such Aggregate Stock Consideration shall thereafter be issuable or deliverable to or for the benefit of the Sellers provided, however, to the extent any Aggregate Stock Consideration so forfeited and not issued or unpaid (collectively “RCA Forfeited Stock Consideration”) is later determined by a final, non-appealable order of a court of competent jurisdiction to have been wrongly forfeited or wrongfully not issued or unpaid, then, in addition to the issuance of all such RCA Forfeited Stock Consideration which was wrongly withheld and wrongfully not issued and unpaid, Sellers shall be entitled to interest in the amount of ten percent (10.0%) per annum on such wrongfully withheld and wrongfully not issued and unpaid RCA Forfeited Stock Consideration accruing from the date such amounts were due and payable to Sellers until the date such amounts are actually paid. In the event of a RCA Breach, to the extent any of the Aggregate Stock Consideration is due to be issued during the Cure Period, if the Restricted Party cures such RCA Breach, Parent’s obligation to issue such Aggregate Stock Consideration shall be tolled until the date on which such RCA Breach ceases to be continuing and in effect. Each Seller acknowledges and agrees that (A) the Aggregate Stock Consideration constitutes valuable consideration provided in connection with this Agreement, (B) the covenants and obligations set forth in the applicable Restrictive Covenant Agreement are a material inducement to the Company’s willingness to provide the Aggregate Stock Consideration, and (C) the forfeiture provisions of this Section 2.2(i)(iii) are a reasonable and proportionate remedy in light of the potential harm to the Company resulting from a RCA Breach. For avoidance of doubt, in no event shall any portion of the Aggregate Post-Closing Stock Consideration other than unpaid and unissued Deferred Stock Consideration be subject to the forfeiture provisions of this Section 2.2(i)(iii).

(j) Notwithstanding anything to the contrary contained in this Agreement, in the event that after the Closing Date a Change of Control of the Parent, the Company or the Buyer occurs prior to the payment or issuance of all remaining Aggregate Post-Closing Stock Consideration, all remaining unpaid or unissued amounts of such Aggregate Post-Closing Stock Consideration (based on the Ten-Day VWAP as of the closing date of such Change of Control transaction) shall automatically accelerate and become immediately due and payable to the Sellers immediately prior to the consummation of such Change of Control transaction.

(k) Buyer Parties, as applicable, hereby represent and warrant to the Sellers that (i) the Aggregate Stock Consideration to be issued hereunder will, when issued pursuant to the terms of this Agreement, be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Encumbrances (other than those arising under securities Laws), and will not be issued in violation of any preemptive right, purchase option, call option, right of first refusal or similar options or rights; (ii) the Parent Common Stock will be issued in a transaction exempt from registration under the Securities Act and applicable state securities Laws, in reliance on available exemptions, including Section 4(a)(2) of the Securities Act, and will be issued as “restricted securities”; (iii) assuming the accuracy of the representations and warranties set forth in Section 3.7, the issuance of the Parent Common Stock will not violate the Securities Act or any applicable state securities Laws; and (iv) the Parent has sufficient Parent Common Stock authorized for issuing the Aggregate Closing Stock Consideration. Notwithstanding anything to the contrary contained herein, in no event shall the Parent have an obligation to issue to the Sellers in the aggregate a number of shares of Parent Common Stock pursuant to the Aggregate Stock Consideration in excess of 10,364,476 shares (as equitably adjusted pursuant to Section 2.3) (the “Seller Stock Threshold”), and in the event that for any reason the Seller Stock Threshold prohibits the issuance of any portion of the Aggregate Stock Consideration, the Buyer shall pay the amount of any shortfall in cash by wire transfer of immediately available funds on the date on which such issuance is due (each such date a “Cash Payment Date”); provided, however, that if the Buyer, in the good faith reasonable determination of the board of directors of Parent, does not have sufficient cash on hand on any Cash Payment Date to make such payment in full (the amount of any such shortfall referred to herein as the “Cash Shortfall”), the Buyer may elect to defer payment of such Cash Shortfall by delivery of written notice to Sellers on or before the Cash Payment Date, but in such event Buyer shall, with respect to any such Cash Shortfall, execute and deliver to Sellers on the applicable Cash Payment Date a promissory note (A) in the principal amount of any such Cash Shortfall, (B) with a maturity date no longer than one (1) year from the applicable Cash Payment Date, and (C) with interest accruing at ten percent (10.0%) per annum from the date of such note, in form and substance reasonably satisfactory to Sellers.

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Section 2.3 Equitable Adjustments. If at any time during the period between the date hereof and the issuance of the Fifth Anniversary Stock Consideration, any change in the issued and outstanding shares of Parent Common Stock (or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock) shall occur by reason of any reclassification, reorganization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, any of the Aggregate Stock Consideration that has not yet been issued by the Parent to the Sellers shall be equitably adjusted to the extent necessary to provide the same economic benefit to the Sellers as contemplated by this Agreement prior to such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares or stock dividend.

Section 2.4 Purchase Price Adjustments.

(a) At least two Business Days prior to the Closing Date, the Sellers prepared and delivered to the Buyer a statement (the “Preliminary Closing Statement”) setting forth, in reasonable detail, a good-faith estimate of the Company’s (i) Net Working Capital (the “Estimated Net Working Capital”), (ii) Indebtedness (the “Estimated Indebtedness”), (iii) Cash (the “Estimated Cash”) and (iv) Transaction Expenses (the “Estimated Transaction Expenses”), with Net Working Capital and Cash determined as of the Calculation Time and Indebtedness and Transaction Expenses determined as of the Closing (and, except for the Estimated Transaction Expenses, without giving effect to the transactions contemplated hereby). The Preliminary Closing Statement was prepared on a basis consistent with GAAP and the terms of this Agreement. For the avoidance of doubt, neither acceptance of the Preliminary Closing Statement by the Buyer nor rejection by the Sellers of any proposed changes by the Buyer shall waive any of the Buyer’s rights or remedies under this Agreement.

(b) Within 180 days after the Closing Date, the Buyer shall cause to be prepared and delivered to the Sellers a written statement (the “Final Closing Statement”) that shall include and set forth a calculation in reasonable detail of the actual (i) Net Working Capital (“Closing Net Working Capital”), (ii) Indebtedness (“Closing Indebtedness”), (iii) Cash (“Closing Cash”) and (iv) Transaction Expenses (“Closing Transaction Expenses”), with Net Working Capital and Cash determined as of the Calculation Time and Indebtedness and Transaction Expenses determined as of the Closing (and, except for the Closing Transaction Expenses, without giving effect to the transactions contemplated hereby). The Final Closing Statement shall be prepared on a basis consistent with GAAP and the terms of this Agreement. Following the delivery of the Final Closing Statement, the Buyer will make available or deliver via e-mail to the Sellers and their Representatives copies of the applicable financial books and records of the Company used in preparing the Final Closing Statement. If, for any reason, the Buyer fails to deliver the Final Closing Statement within the time period required by this Section 2.4(b), then at the election of Sellers, the Preliminary Closing Statement shall be deemed to be the Final Closing Statement (which shall be deemed to be delivered 180 days after the Closing Date for purposes of Section 2.4(c) and Section 2.4(f)) and Sellers may deliver a Notice of Disagreement with respect thereto in accordance with Section 2.4(c), provided that, prior to any such election becoming effective, the Sellers shall have delivered to the Buyer at least five Business Days in advance written notice of its intent to make such election, and the Buyer shall not have delivered the Final Closing Statement prior to the expiration of such five Business Days. In no event may the Buyer amend or adjust the Final Closing Statement or the underlying balances and calculations thereof following delivery to the Sellers.

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(c) The Final Closing Statement shall become final and binding on the 60th day following delivery thereof, unless prior to the end of such period, the Sellers deliver to the Buyer written notice of their disagreement (a “Notice of Disagreement”) specifying the nature and amount of, as well as the basis for, any dispute as to the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, as set forth in the Final Closing Statement. The Sellers may only submit one Notice of Disagreement and shall be deemed to have agreed with all items and amounts of Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.4(d).

(d) During the 30-day period following delivery of a Notice of Disagreement by the Sellers to the Buyer, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the calculation of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses as specified therein (collectively, the “Disputed Items”). Any Disputed Items resolved in writing between the Buyer and the Sellers within such 30-day period shall be final and binding with respect to such Disputed Items, and if the Sellers and the Buyer agree in writing on the resolution of each Disputed Item specified by the Sellers in the Notice of Disagreement and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses, the amounts so determined shall be final and binding on the parties for all purposes hereunder. If the Buyer and the Sellers have not resolved all such Disputed Items by the end of such 30-day period (which period may be extended upon mutual agreement by the Buyer and the Sellers), the Buyer and the Sellers shall submit, in writing, to an independent public accounting firm with relevant experience in resolving purchase price disputes, jointly retained by the Buyer and the Sellers (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each unresolved Disputed Item and the amounts of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, and the Independent Accounting Firm shall make a written determination as to each such Disputed Item and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses. Within 10 days of completion of the 30-day period following the delivery of a Notice of Disagreement (unless such period shall have been extended as set forth above), the Buyer and the Sellers shall jointly seek to enter into an engagement letter with the Independent Accounting Firm. The Independent Accounting Firm shall be Grassi & Co. or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by the Sellers and the Buyer; provided, that if the Sellers and the Buyer are unable to agree on a replacement independent accounting firm, the Sellers (on one hand) and the Buyer (on the other hand) shall each select an accounting firm, with such accounting firms jointly selecting a neutral party to serve as the replacement independent accounting firm. The Buyer and the Sellers shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving all Disputed Items submitted to it within 30 days following the submission thereof (including a reasonable basis for such decision), or such longer period as the Independent Accounting Firm may reasonably require; provided, however, that the failure of the Independent Accounting Firm to strictly conform to any deadline or time period contained herein shall not render the determination of the Independent Accounting Firm invalid and shall not be a basis for seeking to overturn any determination rendered by the Independent Accounting Firm. The Independent Accounting Firm shall consider only those Disputed Items and amounts in the Buyer’s and the Sellers’ respective calculations of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses that are identified as being Disputed Items and amounts to which the Buyer and the Sellers have been unable to agree. The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with GAAP and this Agreement, and the Independent Accounting Firm is not permitted to make any other determination, including any determination as to whether the Target Net Working Capital or any estimates on the Preliminary Closing Statement are correct, adequate or sufficient; provided, however, that any disputes with respect to the extent or nature of reasonable access, as contemplated by Section 2.4(f), shall be referred to the Independent Accounting Firm for its determination, which determination shall be final and binding upon the parties. In resolving any Disputed Item, the Independent Accounting Firm may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by either party or less than the smallest value for such Disputed Item claimed by either party in the Final Closing Statement or the Notice of Disagreement, respectively; provided that if the resolution of any Disputed Item gives rise to a corresponding entry, such corresponding entry shall be included in the Independent Accounting Firm’s determination procedures (for example, a misclassification of outstanding checks between accounts payable and cash will require adjustment to both accounts, even if the Disputed Item related only to accounts payable and not cash). The Independent Accounting Firm’s determination of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses shall be based solely on written materials submitted by the Buyer and the Sellers (i.e., not on independent review) and the terms and conditions of this Agreement; provided, that, if mutually agreed by the Buyer and the Sellers, the parties may seek an oral hearing with the Independent Accounting Firm in supplement of such written materials. The determination of the Independent Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review. Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with this Section 2.4(d). In acting under this Agreement, the Independent Accounting Firm shall function solely as an expert and not as an arbitrator. In no event shall either party engage in any ex parte communications with the Independent Accounting Firm with respect to any dispute hereunder.

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(e) The costs of any dispute resolution pursuant to this Section 2.4, including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Sellers and the Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. For example, if the disputed amount is $1,000 and the Independent Accounting Firm awards $600 in favor of the Buyer’s position, then 40% of the fees and costs of the Independent Accounting Firm would be borne by the Buyer and 60% of such fees and costs would be borne by the Sellers. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(f) The Buyer Parties will, and will cause the Company, during the period from and after Closing through the resolution of any adjustment to the Purchase Price contemplated by this Section 2.4, to afford the Sellers and their Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the extent used or relied on in the preparation of the Final Closing Statement (or otherwise relevant to the calculations set forth in the Final Closing Statement), to the personnel, properties, books and records of the Company and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.4; provided, however, that any such access shall be conducted at the Sellers’ expense, during normal business hours, under the supervision of the Company’s personnel and in such a manner as not unreasonably to interfere with the normal operations of the Company and shall be subject to any limitations resulting from any Public Health Measures. Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 2.4; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.

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(g) The Purchase Price shall be adjusted, upwards or downwards, as follows:

(i) For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) the Closing Net Working Capital as finally determined pursuant to this Section 2.4 minus the Estimated Net Working Capital, minus (B) the Closing Indebtedness as finally determined pursuant to this Section 2.4 minus the Estimated Indebtedness, plus (C) the Closing Cash as finally determined pursuant to this Section 2.4 minus the Estimated Cash, minus (D) the Closing Transaction Expenses as finally determined pursuant to this Section 2.4 minus the Estimated Transaction Expenses;

(ii) If the Net Adjustment Amount is positive (in which case the “Net Adjustment Amount” for purposes of this clause (ii) shall be deemed to be equal to the absolute value of such amount), the Purchase Price shall be adjusted upwards in an amount equal to the Net Adjustment Amount, up to a maximum amount equal to Five Hundred Thousand Dollars ($500,000) (the “Adjustment Cap”). In such event, (A) the Sellers and the Buyer shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay each of the Sellers their Pro Rata Portion of the Escrow Fund and (B) the Buyer shall pay the Net Adjustment Amount (not to exceed the Adjustment Cap) to the Sellers;

(iii) If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Purchase Price shall be adjusted downwards in an amount equal to the Net Adjustment Amount, up to a maximum amount equal to Five Hundred Thousand Dollars ($500,000). In such event, (A) the Sellers and the Buyer shall deliver joint written instructions to the Escrow Agent specifying the Net Adjustment Amount and instructing the Escrow Agent to pay the lesser of the Net Adjustment Amount and the Escrow Funds out of the Escrow Fund, to the Buyer in accordance with the terms of the Escrow Agreement and, (B) the Escrow Fund shall be the sole and exclusive source of recovery for any downward Purchase Price adjustment pursuant to this Section 2.4(g)(iii), and neither the Sellers nor any of their Affiliates shall have any further liability or obligation with respect thereto, and the Buyer shall have no right to seek recovery from the Sellers or any of their Affiliates or to offset or withhold any amounts otherwise payable pursuant to this Agreement in respect thereof.

(h) All instructions to be delivered by the Buyer and the Sellers to the Escrow Agent pursuant to Section 2.4(g) shall be delivered within three Business Days after the date on which the Net Adjustment Amount is finally determined pursuant to this Section 2.4. Payments in respect of Section 2.4(g) shall be made within three Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.4 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two Business Days (unless otherwise agreed by the Buyer and the Sellers) prior to such payment date.

(i) For the avoidance of doubt, this Section 2.4 is not intended to be used to permit the introduction of different judgments, accounting methodologies (including with respect to accruals and reserves), policies, principles, practices, procedures or classifications for purposes of calculating amounts referred to in this Section 2.4, or to adjust for any inconsistencies between the Annual Financial Statements or the Interim Financial Statements, on the one hand, and GAAP, on the other.

(j) Any payments made pursuant to Section 2.4(g) shall constitute an adjustment to the Purchase Price for Tax purposes and shall be treated and reported as such by the parties hereto on their respective Tax Returns unless otherwise required pursuant to a “determination” (as defined in Section 1313(a) of the Code).

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Section 2.5 Withholding. The Buyer, the Company and the Escrow Agent (or any other applicable withholding agent) shall be entitled to deduct and withhold from any consideration otherwise payable or issuable hereunder or other payment made (or that otherwise would be made) pursuant to this Agreement such amounts as are required to be deducted or withheld (as reasonably determined by such applicable withholding agent) under the Code or any applicable Law. In the event Buyer determines that any such withholding is required, Buyer shall notify Sellers of such determination, specifying in reasonable detail the basis for such determination, at least ten (10) days prior to making any such withholding; and Sellers shall promptly review such notification within five (5) days after delivery of the notice, and if Sellers deliver comments or any objection to such withholding notification, Buyer shall reasonably consider in good faith such comments or objections made by Sellers in making its final determination regarding withholding. Buyer and Sellers shall use commercially reasonable efforts to cooperate to mitigate or eliminate any such withholding to the maximum extent permitted by Law. To the extent amounts are so withheld and remitted to the proper Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. If any withholding is required with respect to stock consideration, the Buyer may satisfy such withholding obligation by reducing the number of shares otherwise issuable to the Sellers by a number of shares having an aggregate value equal to the amount required to be withheld, based on, in respect of the shares of Parent Common Stock to be withheld, the lower of the Ten-Day VWAP (a) used to determine the issuance of such shares of Parent Common Stock to the Sellers pursuant to Section 2.2 and (b) as of the Closing Date.

Section 2.6 Excluded Assets. The Buyer Parties acknowledge and agree that immediately prior to the Closing, the Company will transfer and convey to Mr. Boyd all of the Company’s right, title and interest in and to that certain Ford F-250 (VIN # 1FT7W2BT9KEF75140).

Article III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Disclosure Schedules to this Agreement (collectively, the “Disclosure Schedules”) (it being understood that any disclosures made for the purpose of any one Disclosure Schedule shall be deemed made for the purpose of all representations and warranties so long as the applicability to the other representations and warranties is reasonably apparent on the face of such disclosure), the Sellers, jointly and severally, hereby represent and warrant to the Buyer as follows:

Section 3.1 Organization and Capacity. Onium is a limited liability company duly formed, validly existing and in good standing under the Laws of Georgia and has all necessary limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Mr. Boyd is an individual of legal age and has full legal capacity to own, lease, and operate his properties and assets and to carry on his businesses as they are currently being conducted.

Section 3.2 Authority. Onium has the limited liability company power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Mr. Boyd has full legal capacity and authority to execute and deliver this Agreement and each of the other Transaction Documents to which he will be a party, to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Sellers of this Agreement and each of the other Transaction Documents to which they will be party and the consummation by the Sellers of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action, and no other action on the part of the Sellers is necessary to authorize the execution, delivery or performance by the Sellers of or under this Agreement or any of the other Transaction Documents or the consummation by the Sellers of the transactions contemplated hereby or thereby. This Agreement has been, and upon execution of each of the other Transaction Documents to which the Sellers will be a party, will have been duly executed and delivered by the Sellers and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon execution of each of the other Transaction Documents to which the Sellers will be a party will constitute, the legal, valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms, subject to the Enforceability Exceptions.

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Section 3.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Sellers of this Agreement and each of the other Transaction Documents to which the Sellers will be party, and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i) conflict with, violate or constitute or result in a breach or default under (in each case, with or without notice of lapse of time, or both) the Organizational Documents of Onium;

(ii) conflict with or violate any Law or Permit applicable to either of the Sellers or by which any property or asset of either of the Sellers is bound or affected; or

(iii) conflict with, violate, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, give rise to any right of termination, modification, cancellation or acceleration with respect to, result in the payment of any additional fee or penalty under, require any consent of or notice to any Person pursuant to, or result in an Encumbrance (other than a Permitted Encumbrance) on any property pursuant to, any contract or agreement to which either of the Sellers is a party or by which its properties, assets or rights is bound or affected; except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have, or would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or that arise solely as a result of any facts or circumstances relating to the participation of the Buyer Parties or any of their respective Affiliates (as opposed to any third party) in the transactions contemplated by this Agreement.

(b) The Sellers are not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Sellers of this Agreement or each of the other Transaction Documents to which the Sellers will be party or the consummation of the transactions contemplated hereby or thereby, except (i) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws or (ii) as may be necessary solely as a result of any facts or circumstances relating to the participation of the Buyer Parties or any of their respective Affiliates (as opposed to any third party) in the transactions contemplated by this Agreement.

Section 3.4 Interests. The Sellers are the record and beneficial owners of the Interests, free and clear of any Encumbrance (other than sale restrictions under applicable securities Laws). The Interests constitute all of the issued and outstanding Equity Interests of the Company. The Sellers have the right, authority and power to sell, assign and transfer the Interests to the Buyer. The Sellers have no right to acquire additional Equity Interests of the Company. Other than this Agreement, the Sellers are not party to (i) any option, call, subscription, purchase right or other right (including preemptive right) or contract that requires the Sellers to sell, assign, transfer or otherwise dispose of any Interests, or that gives any Person any rights with respect to any Interests owned by the Sellers (including any participation right in the revenue or profits of the Company or requiring any payment based on the value of the Interests) or (ii) any voting trust, proxy, bond, debenture, note or other contract with respect to the voting of any Interests. Upon assignment to the Buyer of the Interests at the Closing and the Buyer’s payment of the Purchase Price, the Buyer shall acquire good, valid and marketable title to the Interests, free and clear of any Encumbrance other than Encumbrances created by the Buyer.

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Section 3.5 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission or the reimbursement of expenses in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Sellers.

Section 3.6 Litigation; Orders. There is no pending Action and no Person has threatened to commence any Action against either of the Sellers or any of their Affiliates that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. There is no order, judgment or decree of any Governmental Authority applicable to either of the Sellers or any of their Affiliates that, individually or in the aggregate, would reasonably be expected to have a Seller Material Adverse Effect. The Sellers have not made any assignment for the benefit of creditors. Neither of the Sellers is a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

Section 3.7 Investment Intent. The Sellers are acquiring the Parent Common Stock for their own account for investment purposes only and not with a view to any distribution thereof or with any intention of selling, distributing or otherwise disposing of the Parent Common Stock in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Sellers agree that the Parent Common Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. Each Seller acknowledges that the Parent Common Stock will be issued as “restricted securities” under the Securities Act, will bear appropriate restrictive legends, and will be subject to transfer restrictions as set forth in this Agreement and the Registration Rights Agreement. The Sellers are able to bear the economic risk of holding the Parent Common Stock for an indefinite period (including total loss of its investment) and have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment. Each Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.

Section 3.8 Sellers’ Investigation and Reliance. The Sellers are each a sophisticated party and have made their own independent investigation, review and analysis regarding the Buyer Parties and the transactions contemplated hereby, which investigation, review and analysis were conducted by the Sellers together with expert advisors, including legal counsel, that it has engaged for such purpose. None of the Buyer Parties or any of their respective Affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning a Buyer Party contained herein or made available in connection with the Sellers’ investigation of a Buyer Party, except as expressly set forth in this Agreement or the other Transaction Documents, and the Buyer Parties and their respective Affiliates and Representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom. The Sellers have not relied and are not relying on any statement, representation or warranty, oral or written, express or implied, made by the Buyer Parties or any of their respective Affiliates or Representatives, except as expressly set forth in this Agreement or the other Transaction Documents. Each Seller acknowledges that it has had access to the Buyer’s public filings with the SEC and the opportunity to ask questions of, and receive answers from, Representatives of the Buyer concerning the terms of the transactions contemplated hereby and the issuance of the Parent Common Stock. The Sellers acknowledge that, should the Closing occur, the Sellers shall acquire the Parent Common Stock on an “as is” and “where is” basis, except as otherwise expressly set forth in Article V. The Sellers acknowledge and agree that the representations and warranties in Article V are the result of arms’ length negotiations between sophisticated parties.

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Section 3.9 Exclusivity of Representations and Warranties. Neither of the Sellers nor any of their Affiliates or Representatives is making any representation or warranty on behalf of the Sellers of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Article III or any other Transaction Document and the Sellers hereby disclaim any such other representations or warranties.

Section 3.10 No General Solicitation. The Sellers acknowledge and agree that the offer and sale of the Parent Common Stock pursuant to this Agreement was made in a privately negotiated transaction and did not involve any form of general solicitation or general advertising within the meaning of the Securities Act.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules (it being understood that any disclosures made for the purpose of any one Disclosure Schedule shall be deemed made for the purpose of all representations and warranties so long as the applicability to the other representations and warranties is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to the Buyer as follows:

Section 4.1 Organization and Qualification.

(a) The Company is (i) duly formed, validly existing and in good standing under the Laws of Delaware and has all necessary limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and (ii) duly qualified as a foreign limited liability company to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except, in each case, for any such failures that would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or Seller Material Adverse Effect.

(b) Prior to the date hereof, the Company has made available to the Buyer true and correct copies of the Organizational Documents of the Company. All Organizational Documents for the Company are in full force and effect, and the Company is not in default (with or without notice or the lapse of time, or both) under, or in breach or violation of, any provision of such Organizational Documents.

(c) No formal written request has been made, and no order has been made or petition presented, for or in connection with the annulment or the dissolution of the Company.

(d) Since the Lookback Date, the Company has not received notice in writing from a Governmental Authority or any other Person asserting that any of the records, minute books and other files and records (whether physical or digital) of the Company (collectively, the “Books and Records”) are not maintained in accordance with sound business practices and requirements of applicable Law, are incorrect or require rectification. At the Closing, all of the Books and Records will be in the possession of the Company. All filings, publications, registrations, and other formalities required by applicable Law to be delivered or made by the Company to the relevant company registries have been correctly prepared and duly delivered or made except where the failure to do so would not be material to the Company.

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Section 4.2 Authority. The Company has the limited liability company power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of or under this Agreement and each of the other Transaction Documents to which it will be a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action, and no other corporate action on the part of the Company is necessary to authorize the execution, delivery or performance by the Company of or under this Agreement or any of the other Transaction Documents or the consummation by the Company of the transactions contemplated hereby or thereby. This Agreement has been, and upon execution of each of the other Transaction Documents to which it will be a party, will have been duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon execution of each of the other Transaction Documents to which the Buyer will be a party, will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.3 No Subsidiaries. The Company does not have, and has never had, any Subsidiaries.

Section 4.4 No Conflict; Required Filings and Consents.

(a) Except as set forth in Schedule 4.4(a) of the Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents to which the Company will be a party, and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i) conflict with, violate or constitute or result in a breach or default under (in each case, with or without notice of lapse of time, or both) the Organizational Documents of the Company;

(ii) conflict with or violate any Law or Permit applicable to the Company or by which any property or asset of the Company is bound or affected; or

(iii) conflict with, violate, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, give rise to any right of termination, modification, cancellation or acceleration with respect to, result in the payment of any additional fee or penalty under, require any consent of or notice to any Person pursuant to, or result in an Encumbrance (other than a Permitted Encumbrance) on any property pursuant to, any contract or agreement to which the Company is a party or by which any of its respective properties, assets or rights is bound or affected; except, in the case of clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or Seller Material Adverse Effect, or that arise as a result of any facts or circumstances relating to the participation of the Buyer Parties or any of their respective Affiliates (as opposed to any third party) in the transactions contemplated by this Agreement.

(b) Except as set forth in Schedule 4.4(b) of the Disclosure Schedules, the Company is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement or each of the other Transaction Documents to which the Company will be a party or the consummation of the transactions contemplated hereby or thereby, except (i) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, or (ii) as may be necessary solely as a result of any facts or circumstances relating to the participation of the Buyer Parties or any of their respective Affiliates (as opposed to any third party) in the transactions contemplated by this Agreement.

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Section 4.5 Capitalization . The Company’s authorized, issued and outstanding Equity Interests are as set forth in Schedule 4.5 of the Disclosure Schedules. All of the Company’s issued and outstanding Equity Interests are validly issued and have not been issued in violation of any preemptive or similar rights. There are no outstanding options, warrants, convertible securities, subscriptions, call rights, redemption rights, repurchase rights, stock appreciation rights, profit interests or other similar rights, agreements, arrangements or commitments of any kind relating to the Equity Interests of the Company or obligating the Company to issue or sell any Equity Interests of the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interests of the Company or to provide funds to, or make any investment in, any other Person. There are no outstanding or authorized stock appreciation rights, phantom stock, performance-based rights or profit participation or similar rights or obligations of the Company. There are no agreements or understandings in effect with respect to the voting, sale or transfer of any of the Equity Interests of the Company.

Section 4.6 Equity Interests. The Company does not directly or indirectly own any Equity Interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any Equity Interest in any Person.

Section 4.7 Sufficient Assets. The assets (including Intellectual Property) owned by the Company constitute all of the assets necessary to conduct the business of the Company as currently conducted. Immediately following the Closing, the Company will own all such assets without any requirement to obtain any additional assets, services, or rights from the Sellers or any of their Affiliates, except as expressly set forth on Schedule 4.7 of the Disclosure Schedules. Without limiting the foregoing and except as set forth on Schedule 4.7 of the Disclosure Schedules, the Company does not rely on any asset, service, or right owned, provided, or controlled by the Sellers or any of their Affiliates (other than the Company) to conduct the business of the Company as currently conducted.

Section 4.8 Financial Statements; No Undisclosed Liabilities.

(a) True, correct and complete copies of (i) the audited balance sheets of the Company as at December 31, 2024 and December 31, 2025 (the “Balance Sheet Date”), and the related statements of operations and cash flows of the Company (collectively, the “Annual Financial Statements”) and (ii) the unaudited balance sheet of the Company as at January 31, 2026, and the related statements of operations of the Company (collectively referred to as the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”), have been provided to the Buyer. Each of the Annual Financial Statements and the Interim Financial Statements fairly presents, in all material respects, the financial position and results of operations of the Company as at the respective dates thereof and for the respective periods indicated therein. The Financial Statements have been prepared in accordance with GAAP in all material respects, applied on a consistent basis throughout the periods indicated (except, in the case of the Interim Financial Statements, for the absence of notes and subject to normal and recurring year-end adjustments, none of which are, individually or in the aggregate, material). Notwithstanding the foregoing, the Financial Statements reflect the accounting principles, practices, methodologies, policies, procedures, classifications, judgments and estimation techniques set forth on Schedule 4.8(a) of the Disclosure Schedules (collectively, the “Accounting Principles”).

(b) There are no liabilities of the Company other than any such liabilities (i) adequately reflected or reserved for on the Interim Financial Statements, the Annual Financial Statements or the notes thereto, (ii) incurred since the Balance Sheet Date in the ordinary course of business of the Company (none of which is a liability resulting from breach of contract, warranty, tort infringement or misappropriation), (iii) disclosed on Schedule 4.8(b) of the Disclosure Schedules, or (iv) that would not reasonably be expected to be material to the Company.

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(c) The Company has established and maintains systems of internal controls that provide reasonable assurance that, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole (i) transactions are recorded as necessary to permit preparation of proper and accurate financial information in conformity with the Accounting Principles, (ii) receipts and expenditures are executed, in all material respects, in accordance with the authorization of management, (iii) records are maintained in reasonable detail and accurately and fairly reflect, in all material respects, the transactions and dispositions of the assets of the Company and (iv) unauthorized acquisition, use or disposition of the assets of the Company are prevented and timely detected. To the Knowledge of the Company, the Company’s accountants and representatives have not received any unresolved material written complaint, allegation or assertion of a problem or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or the Company’s accounting controls. There are no material weaknesses or significant deficiencies in the design or operations of the internal financial controls utilized by the Company.

(d) All accounts receivable of the Company shown on the Interim Financial Statements, (i) arose from sales actually made or services actually performed in the ordinary course of business, (ii) are valid receivables net of reserves shown thereon and (iii) are not subject to any valid setoffs or counterclaims or other defenses other than normal cash discounts accrued in the ordinary course of business consistent with past practice. There are no (and have not been since the Lookback Date) material pending or threatened claims with any customers of the Company regarding any accounts receivables. There are no Encumbrances (other than Permitted Encumbrances) on such receivables or any part thereof and no agreement for deduction, free goods or services, discount or other deferred price or quantity adjustment has been made with respect to any such receivables by the Company other than normal cash discounts accrued in the ordinary course of business consistent with past practice and that would be material to the Company.

(e) All accounts payable and notes payable of the Company, whether shown on the Interim Financial Statements or accrued thereafter, are the result of bona fide transactions in the ordinary course of business.

(f) The Company is not a party to and has no commitment to become a party to, any “off balance sheet arrangement” that would be required to be disclosed under Item 303(a) of Regulation S-K as promulgated by the SEC if the Company were subject to those provisions.

Section 4.9 Absence of Certain Changes or Events. Since the Balance Sheet Date, except as set forth on Schedule 4.9 of the Disclosure Schedules, the Company has conducted its business only in the ordinary course of business and the Company has not:

(a) suffered a Material Adverse Effect;

(b) suffered any incident of damage, destruction or loss of any tangible assets owned by any of the Company or used in the operation of the business of the Company, whether or not covered by insurance, having, individually or in the aggregate, a replacement cost or fair market value in excess of $50,000;

(c) taken any of the following actions:

(i) amend its Organizational Documents;

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(ii) (1) split, combine or reclassify, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its Equity Interests or (2) declare, set aside, make or pay any non-cash dividend or other non-cash distribution, payable in stock or property, with respect to any of its Equity Interests (other than any such dividends and other distributions paid or payable solely to the Company);

(iii) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any Equity Interests of the Company;

(iv) acquire any corporation, partnership, limited liability company, other business organization or division thereof or any assets or capital stock other than in the ordinary course of business;

(v) adopt a plan of complete or partial liquidation, dissolution, merger, restructure, consolidation, reorganization or recapitalization of the Company;

(vi) make any loans, advances or capital contributions to or investments in any Person (other than the Company);

(vii) incur any Indebtedness for borrowed money or guarantee Indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company (other than immaterial trade payables incurred in the ordinary course of business);

(viii) make or authorize capital expenditures other than those that are both (1) in the ordinary course of business and (2) do not exceed $50,000 individually or in the aggregate;

(ix) compromise, waive, forgive, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), or consent to the same, or any commitment, obligation or liability;

(x) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets or businesses of the Company other than equipment, inventory, supplies and other immaterial assets that are obsolete or nonworking in the ordinary course of business and other than pursuant to contracts in effect prior to the date of this Agreement that have been made available to the Buyer prior to the date of this Agreement;

(xi) amend or modify or terminate any Material Contract (except for ordinary course renewals pursuant to the terms thereof) or enter into any contract that would qualify as a Material Contract if entered into prior to the date of this Agreement;

(xii) except to the extent required by applicable Law or any Company Plan in effect as of the date hereof and listed on Schedule 4.12(a) of the Disclosure Schedules, (1) increase (or commit to increase) the compensation or benefits (including severance) of any current or former employee, director, independent contractor, or other individual service provider of the Company with an annual target compensation, (2) amend, terminate, or adopt any Company Plan or Collective Bargaining Agreement or amend, terminate, or adopt any compensation or benefit plan that would be a Company Plan if in effect on the date hereof (other than any such adoption or amendment that does not materially increase the cost to the Company of maintaining the applicable compensation or benefit plan and that does not otherwise limit the ability of the Buyer Parties or the Company to amend or terminate such Company Plan), (3) hire or terminate (other than for “cause”) the employment or engagement of any employee or independent contractor of the Company, (4) accelerate the vesting of, or the lapsing of restrictions with respect to, any compensation or benefits, including any equity or equity-based compensation, (5) grant or pay (or commit to grant or pay) any cash incentive or equity or equity-based awards, or amend or modify the terms of any outstanding equity or equity-based awards, (6) establish or fund (or provide any funding for) any rabbi trust or other funding arrangement, including in respect of any Company Plan, or (7) announce or implement any reduction in force, mass layoff, early retirement program, severance program, or effort concerning the group termination of employees;

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(xiii) enter into any contract with either of the Sellers or any Related Party of the Sellers or the Company;

(xiv) implement or adopt any material change in its methods of accounting, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(xv) enter into any new line of business (other than any line of business that is reasonably related to and a reasonably foreseeable immaterial extension of any line of business existing as of the date of this Agreement) or terminate any line of business existing as of the date of this Agreement;

(xvi) (1) make, revoke or modify any Tax election that would have a material effect on the Company; (2) enter into any closing agreement, Tax allocation agreement or Tax sharing agreement with respect to Taxes; (3) file any material amended Tax Return or any amendment or other modification to any material Tax Return; (4) file any Tax Return in a jurisdiction where the Company did not file a Tax Return of the same type in the immediately preceding Tax period; (5) settle or compromise any material Tax liability; (6) request or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment in respect of material Taxes (other than in the ordinary course of business or, in the case of a request, pursuant to customary extensions of the due date to file a Tax Return); (7) make any request for a private letter ruling, administrative relief, technical advice or other similar request with any Governmental Authority, in each case, principally in relation to a material amount of Taxes or a material Tax matter; (8) change any material accounting method for Tax purposes or (9) change the Tax residency or Tax entity classification of the Company;

(d) disclosed any material confidential information or Company Trade Secrets to any Person, other than to Persons that are subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof; or

(e) entered into any legally binding agreement to do any of the foregoing or taken any action or made any omission that would result in any of the foregoing.

Section 4.10 Compliance with Law; Permits; Anti-Corruption.

(a) The Company is and, since the Lookback Date has been, in compliance with all Laws applicable to it, except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a Seller Material Adverse Effect. The Company is not in receipt of any written complaint or other written communication from any Governmental Authority or any other Person alleging non-compliance with any applicable Laws that would be material to the Company.

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(b) Within the last five (5) years, neither the Company nor, to the Company’s Knowledge, any of its officers, managers, directors, employees or agents acting on its behalf has directly or indirectly made, offered, authorized, or received any bribe, kickback, or other unlawful payment or thing of value to or from any Governmental Authority or other Person in violation of applicable Anti-Corruption Laws. The Company has not, within such period, taken any action that would reasonably be expected to result in a violation of applicable Anti-Corruption Laws.

(c) Nuclear Matters.

(i) There are no, and since the Lookback Date, there have been no, actions pending or threatened in writing, against the Company or Mr. Boyd alleging that the Company or Mr. Boyd is in violation of, or asserting liability of the Company or Mr. Boyd under, any Nuclear Law.

(ii) Each of the Company and Mr. Boyd is, and has been since the Lookback Date, in compliance with applicable Nuclear Law. The Company does not hold, and is not required to hold, any license or permit from the NRC or any Agreement State authorizing possession, handling, storage, or transportation of Nuclear Materials and has not engaged in any activities that would require any such license or permit; and

(iii) Except as set forth on Schedule 4.10(c) of the Disclosure Schedules, the Company does not, and has not since the Lookback Date, owned, possessed, handled, stored, transported, or had custody or control of any Nuclear Materials, and is not and has never been the shipper of record for any shipment of Nuclear Materials. All transportation of Nuclear Materials arranged by the Company is performed by third party carriers that are duly licensed and authorized under applicable Nuclear Law.

(d) Government Contracts.

(i) Schedule 4.10(d) of the Disclosure Schedules sets forth a true and complete list of all Government Contracts to which the Company is a party as of the date hereof (each, a “Current Government Contract”).

(ii) Each Current Government Contract was awarded in the ordinary course of business, is in full force and effect, and is a valid and binding obligation of the Company. The Company is not in default under any Current Government Contract in any material respect, and to the Company’s Knowledge, no counterparty thereto is in default.

(iii) The Company has complied (a) in all material respects with the terms of each Current Government Contract and (b) in all respects with applicable Laws governing the performance thereof.

(iv) Except as set forth on Schedule 4.4(b) of the Disclosure Schedules, the consummation of the transactions contemplated by this Agreement does not (i) require the termination of any Current Government Contract under its terms or applicable Law, or (ii) constitute grounds for termination of any Current Government Contract by a Governmental Authority, in each case other than pursuant to a discretionary termination for convenience.

(v) Neither the Company nor, to the Company’s Knowledge, any of its officers or managers has been suspended or debarred from doing business with any Governmental Authority.

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(vi) There are no claims, audits, or investigations pending or, to the Company’s Knowledge, threatened in writing against the Company arising under any Current Government Contract.

(vii) All representations and certifications made by the Company in connection with any Current Government Contract were accurate when made.

(e) The Company is in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for the Company to own, lease and operate its assets and properties and to carry on its business as currently conducted (the “Permits”), except where the failure to have, or the suspension or cancellation of, any of the Permits would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since the Lookback Date, except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company is in compliance with its obligations under, and the terms of, each Permit. Since the Lookback Date, no suspension, revocation, cancellation or adverse modification of any Permit has been effected or threatened in writing.

(f) The Company is, and since the Lookback Date has been, in compliance with all applicable Laws pertaining to anti-money laundering, including such Laws administered and enforced by the U.S. Department of State and the Department of Justice, and any similar Laws in any other jurisdiction in which the Company conducts business except where the failure to so comply would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (except for Anti-Corruption Laws, which is addressed in Section 4.10(h)).

(g) The Company is, and always has been, in compliance in all material respects with International Trade Laws. Neither the Company nor any of its directors, officers, or employees, nor, to the Knowledge of the Company, any of their respective agents or Affiliates, is a Sanctioned Person. The Company has not made any voluntary disclosure to, received any notices, or been subject to any fines, penalties, or sanctions, from any Governmental Authority regarding violations of International Trade Laws, and to the Knowledge of the Company, there are no actions, conditions or circumstances that may give rise to any future claims by a Governmental Authority relating to violations of International Trade Laws.

(h) Since the Lookback Date, neither the Company nor any of its respective directors, officers, or, to the Knowledge of the Company, any of their respective employees, agents, Affiliates, or other Persons authorized to act on behalf of the Company, has, directly or indirectly, taken any act that would cause the Company to be in violation of Anti-Corruption Laws. Without limiting the generality of the foregoing, (i) the Company has not violated since the Lookback Date, and is not in violation of the U.S. Anti-Kickback Statute (42 U.S.C. Section 1320a-7(b)), the Federal False Claims Act (31 U.S.C. Sections 3729, et seq.), or any related or similar Law, and (ii) since the Lookback Date, there has been no use or authorization of money or anything of value relating to any unlawful payment or secret or unrecorded fund or any false or fictitious entries made in the books and records of the Company relating to the same.

(i) Neither the Company nor, to the Knowledge of the Company, any of its respective directors, officers, employees, or any of their respective agents, Affiliates or other Persons authorized to act on behalf of the Company has since the Lookback Date, been the subject of any action, proceeding, litigation, claim, or, to the Knowledge of the Company, investigation, or have received any written notice or communication from any Governmental Authority, in each case, with regard to any actual, alleged, or suspected violation of applicable Anti-Corruption Laws.

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(j) The Company has not employed or retained, directly or indirectly, a Government Official or a family member of a Government Official, in each case, from whom the Company has sought to obtain or retain business. To the Knowledge of the Company, no Government Official has, directly or indirectly, the right of control over, or any beneficial interest in the Company.

(k) As further set forth on Schedule 4.10(k) of the Disclosure Schedules, the Company maintains, and has maintained since the Lookback Date, compliance policies, procedures and internal controls designed to ensure compliance with applicable Anti-Corruption Laws.

Section 4.11 Litigation; Orders. There is no, and since the Lookback Date there has been no, Action by or against the Company pending, or to the Knowledge of the Company, threatened. The Company is not subject to any order, ruling, judgment, injunction, decree or other Action of any Governmental Authority that would adversely affect the business of the Company in any material respect. There is no pending Action and, to the Knowledge of the Company, no Person has threatened to commence any Action against the Company that challenges, or that could have the effect of preventing, delaying, making illegal or otherwise interfering in any material respect with, any of the transactions contemplated by this Agreement.

Section 4.12 Employee Benefit Plans.

(a) Schedule 4.12(a) of the Disclosure Schedules sets forth an accurate and complete list of (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA) and all bonus, stock option, stock purchase, restricted stock, equity-based, incentive, deferred compensation, retiree medical or life insurance, retirement, pension, severance, retention, change in control, employee loan, health and welfare, fringe benefit, vacation or other paid leave and other benefit contracts, agreements, plans, programs, policies, and (ii) all employment, consulting, independent contractor, termination, severance and other contracts, agreements, plans, programs, policies, and arrangements, in any case of (i) or (ii), whether or not written, maintained, sponsored by or contributed to, or required to be contributed to, by the Company for the benefit of any current or former employee, officer, director, independent contractor or other individual service provider of the Company or under which the Company has any liability, contingent or otherwise (each, a “Company Plan”).

(b) The Company has furnished or made available to the Buyer a current, true, and complete copy of each Company Plan, including all amendments and attachments thereto (or if unwritten, a written summary of the material terms thereof) and, to the extent applicable with respect to any Company Plan, (i) the most recent summary plan description and other equivalent written communications by the Company to eligible persons concerning the extent of the benefits provided thereunder, (ii) all related trust documents, (iii) all insurance contracts or other funding arrangements, (iv) the most recent determination, opinion, or advisory letter from the IRS, (v) the three (3) most recent (A) Form 5500s filed with the IRS and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports, (vi) the results of non-discrimination testing for the three most recent plan years, and (vii) for the three (3) most recent years, all material non-routine correspondence to or from any Governmental Authority.

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(c) (i) Each Company Plan has been established, administered and maintained in all material respects in accordance with its terms and the requirements of applicable Law, (ii) no non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Plan, (iii) all contributions, distributions and premium payments required to be made under the terms of any Company Plan or applicable law have been timely made (or accrued in accordance with past practice and GAAP), (iv) the Company has performed all material obligations required to be performed by it under each Company Plan and, to the Knowledge of the Company, is not in any material respect in default under or in violation of any Company Plan, (v) there are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Authority with respect to any Company Plan, and (vi) no Action (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of the Company, threatened with respect to any Company Plan, any fiduciaries thereof with respect to their duties to a Company Plan, or the assets of any of the trusts under any Company Plan, by any Governmental Authority or by any plan participant or beneficiary. No Company Plan is subject to any law or applicable custom or rule of any jurisdiction outside of the United States. Each Company Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to the Company or the Buyer Parties (other than the payment of ordinary administration expenses or termination fees or routine claims for benefits). The Company has not made any commitment (whether written or oral) to establish or enter into any new Company Plan or to modify the terms of any Company Plan.

(d) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a determination, advisory, or opinion letter, as applicable from the IRS that it is so qualified (or the deadline for obtaining such a letter has not expired as of the date of this Agreement) or is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued to the sponsor of such prototype or volume submitter plan. No event has occurred, and no circumstance or condition exists, that could reasonably be expected to result in the disqualification of any such Company Plan.

(e) No Company Plan is, and the Company has not in the past six (6) years sponsored, maintained, contributed to, or been required to contribute to, or incurred any liability (contingent or otherwise) with respect to (i) a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) an employee benefit plan subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) a single employer plan (within the meaning of Section 4001(a)(15) of ERISA), (iv) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (v) a “funded welfare plan” (within the meaning of Section 419 of the Code), or (vi) a “multiple employer welfare arrangement” (within the meaning of Section 4(4) of ERISA). The Company is not now, and has not ever been, deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code and has never incurred or reasonably be expected to become subject to liability as a result of being deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(f) No Company Plan provides, and the Company has no obligation to provide, welfare benefits, including death or medical benefits (whether or not insured), with respect to any current or former employee, officer, director, independent contractor or other individual service provider of the Company beyond their termination of service, other than (i) coverage mandated by applicable Law at the sole expense of the participant or beneficiary or (ii) through the end of the calendar month in which his or her separation from service occurs. The Company has never maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to current or former employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or in connection with any additional or subsequent events) or any termination of employment or service or other event, will result in the (i) entitlement of any current or former employee, officer, director, independent contractor or other individual service provider of the Company to any payment, compensation, or benefits (including severance), (ii) acceleration of the time of payment, funding, or vesting or the enhancement or increase of any compensation or benefit due to any current or former employee, officer, director, independent contractor or other individual service provider of the Company, (iii) payment or provision of any amount or benefit (including accelerated vesting) that will not be deductible by reason of Section 280G of the Code or that will be subject to an excise tax under Section 4999 of the Code, or (iv) limitation or restriction of the right of the Company (or, following the Closing Date, the Buyer Parties) to merge, amend, or terminate any Company Plan.

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(h) The Company has no obligation to indemnify any individual for any Tax or other liabilities incurred with respect to Section 409A or 4999 of the Code or otherwise.

(i) Each Company Plan that constitutes a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been established and administered in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder.

(j) No Company Plan is a plan, program, practice, or contract that is sponsored by a professional employer organization or co-employer organization (each, a “PEO”) under which an employee of the Company may be eligible to receive compensation and/or benefits in connection with the Company’s engagement of a PEO.

Section 4.13 Labor and Employment Matters.

(a) Schedule 4.13(a)(1) of the Disclosure Schedules contains an accurate and complete list of all individuals who are employees of the Company as of the date hereof and sets forth for each such employee the following: (i) name; (ii) title or position; (iii) whether full time or part time; (iv) work location; (v) hire date; (vi) current annual base salary or hourly rate (or rates as applicable); (vii) commission, bonus or other incentive-based compensation; (viii) exempt or non-exempt status; (x) whether active or on leave (and, if on leave, the nature of the leave and the expected return date); and (xi) visa status, including visa type, sponsoring entity and expiration date. Schedule 4.13(a)(2) of the Disclosure Schedules contains a list of all individuals or single-member entities who are independent contractors or consultants of the Company as of the date hereof and sets forth for each such independent contractor or consultant the following: (i) name; (ii) work location; (iii) retention date; (iv) current compensation rate; and (v) anticipated date of termination of services, if known. No individual is employed or engaged through a staffing or leasing agency. To the Knowledge of the Company, no current employee of the Company (i) has any present intention to terminate his or her employment with the Company within the first twelve (12) months following the Closing Date or (ii) is a party to or bound by any confidentiality, non-competition, non-solicitation, proprietary rights or other agreement that would restrict in any material respect the performance of such employee’s employment duties or the ability of the Company to conduct the Company’s business.

(b) The Company is not party to any Collective Bargaining Agreement or any agreement serving a similar purpose with any other employee representative. To the Knowledge of the Company, there are no, and since the Lookback Date there have been no, organizing activities by any labor union, labor organization, or similar employee group targeting employees of the Company. There is no pending, and since the Lookback Date, there has been no actual, labor dispute, strike, controversy, work slowdown, work stoppage, labor grievance, labor arbitration, picketing, hand-billing, or lockout and, to the Knowledge of the Company, none are threatened against or affecting the Company. There are no pending or, to the Knowledge of the Company, threatened union grievances or union representation questions involving employees of the Company.

(c) No unfair labor practice or labor charge or complaint is pending or, to the Knowledge of the Company, threatened with respect to the Company before the National Labor Relations Board, the Equal Employment Opportunity Commission, or any other labor relations tribunal or Governmental Authority.

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(d) The Company is, and since the Lookback Date has been, in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining and labor relations, unemployment compensation, workers’ compensation, employee leaves, equal employment opportunity, harassment, retaliation, occupational safety and health standards, terms and conditions of employment, employee trainings and notices, automated employment decision tools, whistleblowing, immigration and work authorization, employee and independent contractor classification, information privacy and security, government contracting and subcontracting, plant closures and layoffs, payment and withholding of Taxes, restrictive covenants, and continuation coverage with respect to group health plans. During the past three years, all employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified. All compensation, including wages, commissions and bonuses, payable to employees or individual or single-member entity independent contractors or consultants of the Company for services performed on or prior to the date hereof, with the exception of base salary or hourly wages for the current pay period that are payable on the Company’s next regular payroll date, have been paid in full.

(e) Since the Lookback Date, (i) no allegations of sexual harassment, sexual misconduct, discrimination, retaliation or other misconduct allegations have been made, initiated, filed, or, to the Knowledge of the Company, threatened against any current or former employee or independent contractor of the Company in his or her capacity as such, (ii) to the Knowledge of the Company, no incident of any such sexual harassment, sexual misconduct, discrimination, retaliation, or other misconduct has occurred in the workplace, and (iii) the Company has not entered into any settlement agreement related to allegations of sexual harassment, sexual misconduct, discrimination, retaliation, or other misconduct by any of the individuals described in clause (i) hereof. The Company has not incurred, and, to the Knowledge of the Company, no circumstances exist under which the Company could reasonably be expected to incur, any material liability arising from any of the allegations described in clause (i) in the preceding sentence, and to the Knowledge of the Company, there is no potential for any such allegations described in clause (i) in the preceding sentence, that, if known to the public, would be reasonably likely to bring the Company into disrepute.

(f) To the Knowledge of the Company, no current or former employee or independent contractor of the Company is in violation of any restrictive covenant or other obligation owed to the Company or any third party in connection with such Person’s employment or engagement by the Company.

Section 4.14 Insurance. Schedule 4.14 of the Disclosure Schedules sets forth a true and complete list of all insurance policies maintained by the Company, together with the carriers and liability limits, for each such policy (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect, all premiums with respect thereto have been paid in full, and no written notice of cancellation or termination has been received by the Company with respect to any such Insurance Policy since the Lookback Date. The Company is not in material default with respect to any provision contained in any Insurance Policy. The Company has not received notice of, nor is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any Insurance Policy. All claims, litigation and circumstances that could reasonably lead to a claim that would be covered by any Insurance Policy have been properly reported to the applicable insurer. The Company has never been denied a claim under an Insurance Policy.

Section 4.15 Real Property; Title to Property; Inventory.

(a) The Company does not own, and has never owned, any Owned Real Property or any interest therein (including any fee, leasehold (but for avoidance of doubt, other than with respect to the Leased Real Property), easement, license or other real property interest). The Company is not a party to any agreement or option to purchase or otherwise acquire any real property or any interest therein. The Company does not have any outstanding obligations to pay any real property Taxes.

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(b) Since the Lookback Date, the Company has not received written notice that any Leased Real Property is subject to any decree of, or order by, a Governmental Authority to be sold or condemned, expropriated or otherwise taken by any Governmental Authority nor, to the Knowledge of the Company, is any such sale, condemnation, expropriation or taking being threatened with respect to any Leased Real Property.

(c) Since the Lookback Date, no written notice has been received by the Company from any Governmental Authority concerning: (i) any material violation of any Laws with respect to any of the Leased Real Property; or (ii) any material defect or deficiency in any of the Leased Real Property, or any requirement to repair, alter or make improvements to any of the Leased Real Property, in each case that would be material to the Company; and which, in each case, has not been complied with or cured to the satisfaction of such Governmental Authority, or which remains outstanding and unresolved.

(d) The Company is in possession of the Leased Real Property, and the Company has not (i) leased, subleased, licensed or otherwise granted to any Person the right to use or occupy any Leased Real Property or any portion thereof or interest therein or (ii) granted any outstanding options, rights of first offer or rights of first refusal to purchase any such Leased Real Property or any portion thereof or interest therein in favor of any third party.

(e) All buildings, structures, facilities and improvements located on the Leased Real Property comply in all material respects with valid and current certificates of occupancy to the extent required by Law for the use thereof as currently conducted.

(f) Schedule 4.15(f) of the Disclosure Schedules sets forth a true, correct, and complete list of the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. The Company has a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. Each lease or sublease governing Leased Real Property is in full force and effect, and there exists no default under any such lease by the Company or, to the Knowledge of the Company, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or, to the Knowledge of the Company, any other party thereto. Except as would not be material to the Company, the use and occupancy by the Company of any Leased Real Property does not violate any applicable Law (including any zoning, building, ordinance, code, government approval or otherwise).

(g) The Leased Real Property constitutes all of the real property that is used or held for use by the Company in the conduct of its business, as conducted. The Company has not entered into an agreement or is otherwise subject to an obligation to acquire or dispose of any Owned Real Property or Leased Real Property. The Company is not party to a pending litigation with respect to any Leased Real Property.

(h) All buildings, structures, fixtures and other improvements located on the Leased Real Property for which the Company is responsible (and, to the Knowledge of the Company, on the rest of the Leased Real Property) (i) are in good operating condition and repair, are free of any material defect, ordinary wear and tear excepted (including any latent or patent structural, mechanical or other significant defect, soil condition or deficiency in the improvements) and (ii) are adequate in all material respects for the uses for their intended purposes in the ordinary course of business of the Company and other uses currently conducted at such property.

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(i) Each portion of the Leased Real Property has adequate rights of way and access to public ways and all water, sewer, sanitary and storm drain facilities, community services and all public utilities necessary for the construction, use, occupancy, operation and maintenance for its intended purposes in the ordinary course of business and other uses as currently conducted at such portion of such property. The Company has not received any notice from any utility company or municipality of any fact or condition which could result in the discontinuation of presently available or otherwise necessary sewer, water, electric, gas, telephone or other utilities or services for the Leased Real Property that would be material to the Company. The Leased Real Property has access to public roads, streets or the like, or valid perpetual easements over private streets, roads, or other private property for such ingress to and egress from such property.

(j) No portion of the Leased Real Property is subject to an action for rescission, resolution, requisition, or expropriation or is subject to an administrative measure resulting in restriction of their occupation that would be material to the Company.

(k) The Company owns, leases, licenses, or has the right to use all of its respective material tangible assets and properties, in each case, free and clear of all Encumbrances, except for Permitted Encumbrances.

(l) All items of inventory held, acquired or manufactured by the Company have been held, acquired and/or manufactured in the ordinary course of business. The inventory of the Company is in good and merchantable condition, valued at the lower of cost or market value, and generally suitable and consists of a quality and quantity usable or salable in the ordinary course of business for the purposes intended, except for obsolete, defective, or slow-moving items that have been written down or for which adequate reserves have been established in the Interim Financial Statements.

Section 4.16 Intellectual Property; IT Assets; Data Privacy and Security.

(a) Schedule 4.16(a) of the Disclosure Schedules sets forth a true and complete list that (i) identifies all Registered Company Intellectual Property and all material unregistered Marks included in the Owned Intellectual Property and (ii) specifies, where applicable, the jurisdictions in which any Registered Company Intellectual Property has been registered or in which an application for such registration has been filed, including the respective registration or application numbers and the names of all owners of record title. All Registered Company Intellectual Property is currently in compliance with all formal legal requirements (including, as applicable, payment of filing, examination, annuity and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability, and renewal applications) in all material respects, and the Company has, in all material respects, taken all actions necessary, to obtain, perfect and maintain such Registered Company Intellectual Property in full force and effect. All Registered Company Intellectual Property and all other material Owned Intellectual Property is valid, subsisting and enforceable. No Registered Company Intellectual Property (i) has been or is now involved in any interference, reissue, re-examination, inter-partes review, post-grant review, cancellation or opposition proceeding or (ii) has been cancelled, invalidated, revoked, terminated, abandoned, allowed to lapse or not renewed.

(b) The Company (i) is the sole and exclusive owner of all rights, title and interests in and to all Owned Intellectual Property, free and clear of any Encumbrances (other than Permitted Encumbrances) and (ii) has valid and continuing rights (pursuant to valid and enforceable agreements) to use, sell, license and otherwise exploit, as the case may be, all other Company Intellectual Property as the same is used, sold, licensed and otherwise exploited by the Company in the business as currently conducted. The Company Intellectual Property comprises all of the Intellectual Property used in connection with the operation of the business of the Company as currently conducted, and there is no other Intellectual Property that is material to or necessary for the operation of the business of the Company.

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(c) Since the Lookback Date, no claim has been asserted or threatened that the use or exploitation by the Company of any Owned Intellectual Property or the Products in the operation of the business of the Company, infringes, misappropriates or otherwise violates (or since the Lookback Date, has infringed, misappropriated or violated) any Intellectual Property of any third party or that any Owned Intellectual Property is invalid or unenforceable. The operation of the business of the Company, as currently conducted, and the Products and Owned Intellectual Property do not infringe, misappropriate or violate (and have not in the past infringed, misappropriated or violated) any Intellectual Property of any third party. To the Knowledge of the Company, no third party is conflicting with, infringing, misappropriating or violating any Owned Intellectual Property. Since the Lookback Date, the Company has not asserted or threatened any claim against any third party alleging infringement, misappropriation, or violation of any Owned Intellectual Property. There are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (i) materially restrict the rights of the Company to use any Intellectual Property in any manner, (ii) materially restrict the business of the Company in order to accommodate any third party’s Intellectual Property, or (iii) permit third parties to use any Owned Intellectual Property.

(d) The Company has taken commercially reasonable steps to maintain the secrecy and confidentiality of all trade secrets and material know-how owned by the Company (collectively, the “Company Trade Secrets”), including taking reasonable steps to safeguard any such information that is accessible through computer systems or networks. Such commercially reasonable steps include, except as would not otherwise be material to the Company, requiring each employee, consultant and any other Person with access to the Company Trade Secrets to execute a binding confidentiality agreement as further set forth on Schedule 4.16(d) of the Disclosure Schedules. No such Company Trade Secret has been authorized by the Company to be disclosed (or, to the Knowledge of the Company, has been disclosed) to any Person other than (i) pursuant to a written contract adequately restricting the disclosure and use of such Company Trade Secret or (ii) to a Person who otherwise has a duty to protect such Company Trade Secret. To the Knowledge of the Company, there has not been any breach by any party to such confidentiality agreements.

(e) Each Person who is or was involved in the creation or development of any portion of, or would otherwise have rights in or to, any material Owned Intellectual Property has executed a valid and enforceable written agreement with the Company that assigns to the Company all rights, title and interest in and to any and all such Intellectual Property (“IP Assignment Agreement”). Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and other than rights provided under Laws relating to remuneration of inventors, (i) no current or former shareholder, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable) or ownership interest in any Owned Intellectual Property, and (ii) all agreements between such shareholder, officer, director, employee, a third party, or other assignor and the Company assigning to the Company any right, title or interest in any Patents included in the material Registered Company Intellectual Property have been recorded as required in each applicable jurisdiction.

(f) No material source code included in the Owned Intellectual Property has been delivered, licensed or made available to any escrow agent or other Person who is or at the time of such delivery, licensing or availability, was not an employee of the Company, and the Company has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available such source code to any escrow agent or other Person.

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(g) Except as set forth on Schedule 4.16(g) of the Disclosure Schedules, the Company has not: (i) incorporated Open Source Software into, or combined or linked Open Source Software with, the Company Intellectual Property; (ii) distributed Open Source Software in conjunction with any Products; or (iii) used Open Source Software to develop, distribute or provide the Products, in each case of (i) through (iii), in a manner which would result, and would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, including any use of Open Source Software that, with respect to the foregoing clause (i), (ii) or (iii) that requires, as a condition of use, modification and/or distribution of such Open Source Software that other Software incorporated into, derived from or distributed with such Open Source Software be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works, or (3) redistributable at no charge. The Company is in compliance, in all material respects, with the terms and conditions of all licenses for Open Source Software.

(h) No government, university, college, other educational institution or research center has any ownership or exclusive rights in any material Owned Intellectual Property.

(i) To the Knowledge of the Company, neither the Products nor the Systems contain any “virus”, “worm”, “time bomb”, “key-lock”, “back door”, “drop dead device”, “Trojan horse”, “spyware”, or “adware” or any other code designed or intended to have any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). The Company implements industry standard measures designed to prevent the introduction of Malicious Code into Products and Systems.

(j) As of immediately following the Closing, the Company will own or have the same rights in and to all material Company Intellectual Property that the Company had immediately prior to the Closing, free and clear of all Encumbrances without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise have been required to pay absent the transactions contemplated hereunder. The transactions contemplated by this Agreement do not and will not conflict with, result in the forfeiture of, impair or result in a breach of or default under, or payment of any additional amount with respect to, or require the consent of any other Person in respect of, the right to own or use any material Company Intellectual Property.

(k) In connection with its collection, storage, Processing, dissemination, transfer (including, without limitation, any transfer across national borders) and/or use of any Personal Data, the Company is and since the Lookback Date, has at all times complied in all material respects with (i) all Privacy Laws; (ii) privacy policies applicable to the Company; and (iii) the requirements of any contract to which the Company is a party, including any applicable terms of use (collectively, the “Data Protection Requirements”). The execution, delivery, and performance of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby do not and will not conflict with or result in a material violation or breach of any Data Protection Requirements or to the Knowledge of the Company otherwise prohibit or limit the transfer of Personal Data to the Buyer.

(l) The Systems (i) operate and perform in all material respects in accordance with their respective documentation and functional specifications and otherwise as required by the Company and have not materially malfunctioned or failed since the Lookback Date, and (ii) are adequate and sufficient for the operations of the Company. The Company has implemented commercially reasonable data backup, data storage, system redundancy and disaster recovery procedures, as well as a commercially reasonable business continuity plan.

(m) Since the Lookback Date, the Company has not (i) experienced a material Security Incident; (ii) been required pursuant to any Privacy Laws to notify customers, consumers, employees, Governmental Authority, or any other Person of any Security Incident; (iii) been the subject of any Action or any inquiry or investigation of any Governmental Authority with respect to compliance with any Privacy Law, or (iv) received any written notice, request, claim, complaint, correspondence or other communication from any Governmental Authority relating to any Security Incident or violation of any Privacy Law.

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(n) The Company is in compliance in all material respects with all Laws applicable to the Company’s development, use and implementation of AI Technology and industry standards for the ethical and responsible use of AI Technology applicable to the Company, including oversight of employees and contractors’ use of AI Inputs and development and implementation of AI Technology. The Company has not received any written notice, complaint, claim, proceeding, litigation, inquiry, audit, investigation, or other action by any Governmental Authority or other Person concerning any Company’s development or implementation of AI Technology; and, to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to give rise to any of the foregoing.

Section 4.17 Taxes.

(a) All Tax Returns required to have been filed by or with respect to the Company subsequent to (and including) the date that is four years prior to the date hereof have been timely and properly filed (taking into account any extension of time to file granted or obtained), and all such Tax Returns are true, accurate and complete in all material respects. All Taxes due and payable (whether or not shown as due on any Tax Return) have been timely and properly paid.

(b) No deficiency for any Tax has been asserted or assessed by a Governmental Authority in writing against the Company that has not been satisfied by payment, settled or withdrawn.

(c) There are no Tax liens on the assets of the Company (other than Permitted Encumbrances).

(d) All Taxes that the Company is obligated to withhold from amounts paid or owing to any employee, former employee, independent contractor, creditor, equity holder or other Person have been withheld in compliance with applicable Law, and the Company has complied in all material respects with all related material reporting and recordkeeping requirements.

(e) There are no Actions with respect to Tax pending or threatened in writing against or with respect to the Company.

(f) Other than automatic extensions of time to file a Tax Return obtained in the ordinary course of business, the Company has not waived any statute of limitations in respect of, or extended the period for the assessment or collection of, any Taxes which waiver or extension is still in effect.

(g) With respect to the period subsequent to (and including) the date that is four (4) years prior to the date hereof, the Company (i) is not and has not been a member of any Affiliated Group filing a consolidated, combined, unitary or similar Tax Return (other than a group the common parent of which is or was the Company) and (ii) has no liability for a material amount of Taxes of any Person (other than Taxes of the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract, or otherwise.

(h) With respect to the period subsequent to (and including) the date that is four years prior to the date hereof, the Company is not party to, or bound by, any Tax sharing, Tax indemnification, Tax allocation or similar agreement or arrangement, other than pursuant to any customary provision in a commercial agreement that was entered into in the ordinary course of business and the principal subject of which is not related to Taxes.

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(i) Except for any Cash-to-Accrual Taxes, the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for, or pay any material Taxes in, any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in or improper use of any method of accounting for a Pre-Closing Tax Period, (ii) installment sale or open transaction disposition made, prepaid amount received or deferred revenue accrued, by the Company on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), (iv) transaction or election occurring on or prior to the Closing Date, or as a result of any recapture of any Tax loss or credit (including a dual consolidated loss) utilized in a Pre-Closing Tax Period, (v) election made under 965(h) of the Code, or (vi) closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law).

(j) No private letter rulings, technical advice memorandum or similar ruling has been issued by, and no request for a private letter ruling, administrative relief, technical advice or a change of any method of accounting, or any other request, is pending with any Governmental Authority with respect to the Company that would have an effect on the Company for any Tax period beginning after the Closing Date.

(k) The Company is not subject to Tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment (within the meaning of an applicable Tax treaty) or an office or fixed place of business in that country or otherwise.

(l) The Company has not received a written claim from any Governmental Authority in a jurisdiction where the Company does not file a particular type of Tax Return or pay a particular type of Tax stating that the Company is or may be subject to taxation by, or required to file any such Tax Return in, that jurisdiction that has not been paid in full, settled or otherwise resolved.

(m) The Company has not been, in the last two years, a “controlled corporation” or a “distributing corporation” in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(n) The Company is not and has not been, a party to or otherwise participated in any “listed transaction” (as defined in Section 6707A(c)(2) of the Code or any similar provision of state, local or non-U.S. Law).

(o) The Company has no liability in respect of any unclaimed property or escheat. The Company is in substantial compliance with applicable Law pertaining to escheat and unclaimed property.

(p) The Company (i) is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and has not been classified as such during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; and (ii) has not made an election pursuant to Section 897(i) of the Code to be treated as a domestic corporation.

(q) The Company has not (i) entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8 or (ii) transferred any intangible assets, the transfer of which would be subject to the rules of Section 367(d) of the Code.

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(r) The Company has complied in all material respects with all applicable transfer pricing requirements under applicable Law.

(s) At all times since its formation, the Company was validly treated for federal income Tax purposes and applicable state and local income tax purposes as an “S corporation” within the meaning of Sections 1361 and 1362 of the Code and was validly treated in a similar manner for purposes of the income Tax laws of all states and localities in which it has been subject to taxation. From the incorporation of the Company, no Person has taken or failed to take any action that would cause or otherwise result in the termination of the status of the Company as an “S corporation” within the meaning of Sections 1361 and 1362 of the Code during such period. The Company owns no assets the disposition of which could give rise to Tax under Section 1374 of the Code. The Company is not and never has been subject to Tax under Section 1375 of the Code. No Governmental Authority has ever challenged or threatened in writing, or to the Knowledge of the Company, threatened orally, to challenge the status of the Company as an S corporation for Tax purposes.

Section 4.18 Environmental Matters.

(a) The Company has obtained all Environmental Permits required under Environmental Laws for its operations as currently conducted and, where applicable, has applied in a timely manner for renewal of such Environmental Permits in accordance with their terms, and each such permit is disclosed in Schedule 4.18(a) of the Disclosure Schedules.

(b) (i) The Company is now, and since the Lookback Date has been, in compliance in all material respects with all applicable Environmental Laws, all material terms of Environmental Permits, and all contract terms relating to Environmental Laws or Hazardous Materials, and (ii) there are no written claims alleging unresolved violation of or liability under applicable Environmental Laws or contract terms relating to Environmental Laws or Hazardous Materials pending or, to the Knowledge of the Company, threatened against the Company, and there have been no written claims alleging such violations or liability at any time since the Lookback Date.

(c) The Company is not currently subject to any order issued by a Governmental Authority arising from or relating to alleged violations of Environmental Laws.

(d) There has been no release or migration of Hazardous Materials at or to any Leased Real Property or elsewhere that, to the Knowledge of the Company, could reasonably be expected to result in material liability for the Company under any Environmental Laws or any contract term relating to Environmental Laws or Hazardous Materials.

(e) The Company has never deployed firefighting foams or other supplies that contain per- or polyfluoroalkyl substances, and such firefighting supplies are not now present at any Leased Real Property.

(f) The Company has not retained or assumed, by contract or operation of Law, any material liabilities or obligations under Environmental Law of third parties.

(g) The Company has provided or otherwise made available to the Buyer (i) all Phase I and Phase II site assessments conducted since the Lookback Date, and other material reports and data relating to the possible presence of Hazardous Materials at any real property currently owned, operated, or leased by the Company; and (ii) any material audits, reports, risk assessments and other similar documents conducted since the Lookback Date related to compliance with Environmental Laws or the release of Hazardous Materials.

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Section 4.19 Material Contracts.

(a) Schedule 4.19(a) of the Disclosure Schedules sets forth a true and complete list of each of the following written contracts and agreements, other than purchase orders entered into in the ordinary course of business of the Company, that is of a type described below to which the Company is a party or bound (such contracts and agreements as described in this Section 4.19(a) being “Material Contracts”):

(i) contracts that provide for payment by the Company of more than $50,000 per year;

(ii) contracts that provide for receipt by the Company of more than $50,000 per year, including any such contracts with customers or clients;

(iii) contracts relating to (x) Indebtedness for borrowed money or (y) other Indebtedness for an amount more than $50,000;

(iv) contracts that (A) limit or purport to limit the ability of the Company to (1) conduct or compete in any line of business or with any Person or in any geographic area or during any period of time, (2) solicit sales or business from any Person or (3) solicit for employment or hire any Person or (B) grant any exclusive or similar rights to any Person or contain “most favored nations” clauses;

(v) contracts relating to any joint venture, partnership or similar agreements or arrangements;

(vi) contracts under which the Company is lessee of or holds or operates any real property owned by any other Person;

(vii) contracts under which the Company is lessee of or holds or operates any personal property owned by any other Person;

(viii) contracts under which the Company is lessor of or permits any third party to hold or operate any real or tangible property;

(ix) contracts providing for capital expenditures with unpaid obligations or commitments;

(x) contracts containing an exclusive sale or purchase obligation binding upon the Company with respect to any Product, service or geographic area;

(xi) contracts with any Governmental Authority;

(xii) license agreements relating to the use of any third party Intellectual Property, other than Open Source Software Licenses and licenses for off-the-shelf, commercially available software that is licensed for a fee of no more than $10,000 per year;

(xiii) contracts pursuant to which the Company has granted any Person any license or interest under (including a right to receive a license or a covenant not to sue) any Owned Intellectual Property, excluding, for listing purposes only, non-exclusive license agreements between the Company and its customers entered into in the ordinary course of business consistent with past practices, IP Assignment Agreements, and licenses which are incidental to the primary purpose of the agreement;

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(xiv) contracts relating to the development of any material Owned Intellectual Property, excluding, for listing purposes only, IP Assignment Agreements;

(xv) contracts with any Material Customer or Material Supplier;

(xvi) contracts (a) that relate to any outstanding obligations or future obligations related to any disposition or acquisition of businesses, divisions, product lines, assets or properties by the Company (except in the ordinary course of business), or any merger, sale of shares, sale of assets, business combination or other corporate transaction with respect to the Company (other than this Agreement) or (b) under which the Company has any obligations to pay any amounts in respect of purchase price adjustments or “earn-outs”;

(xvii) settlement agreements, conciliations or similar agreements with respect to Actions, or contracts relating thereto, that are reasonably expected to (a) obligate the Company to make payments after Closing, (b) restrict or otherwise affect the operations of the Company, the Buyer Parties or their respective Affiliates in any way after the Closing Date or (c) impose fines or criminal penalties that remain unpaid after the Closing Date;

(xviii) any hedging, futures, options or other derivative contract;

(xix) all employment or other compensatory contracts, including severance agreements, with or in respect of any employee, officer, director, independent contractor or other individual service provider of the Company (or, to the extent that the Company has continuing obligations under any such contract, any former employee, officer, director, independent contractor or other individual service provider) of the Company;

(xx) any Collective Bargaining Agreement; and

(xxi) any contracts granting a power of attorney with respect to the Company to any Person.

(b) The Company has made available to the Buyer true and complete copies of each Material Contract. Each Material Contract is valid, binding and has been duly authorized (including having been executed and adequately stamped and registered as required under applicable Law) by the Company and, to the Knowledge of the Company, the counterparties thereto, and is in full force and effect. Neither the Company nor, to the Knowledge of the Company, the counterparties thereto, is in breach of, or default under, any Material Contract, except for breaches or defaults that are not material to such Material Contract. To the Knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under or a termination of any Material Contract (in each case, with or without notice or lapse of time or both), except for breaches or defaults that would not be material to such Material Contract.

(c) Since the Lookback Date, the Company has not been subject to material liability in respect of any breach of any express or implied warranties on any Product or service sold or provided by the Company, other than replacement or repair of a Product. Since the Lookback Date, except as adequately reflected or reserved against on the Interim Financial Statements, the Company has no material liabilities with respect to the failure of any Product or service designed, manufactured, or sold by the Company and is in conformity in all material respects with all Product specifications or contractual commitments. Since the Lookback Date, the Company has not been, and none of their respective Products are or have ever been, subject to any Product recall, withdrawal, seizure, sequestration, or quarantine, whether voluntarily or at the discretion or order of any Governmental Authority and there is no reasonable basis for any recall, withdrawal, seizure, sequestration, or quarantine.

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Section 4.20 Material Customers and Suppliers.

(a) Schedule 4.20(a) of the Disclosure Schedules sets forth a true and complete list of (i) the names and addresses of the top ten largest customers of the Company (based on the dollar amount of sales) during each of the 12 months ended December 31, 2024 and December 31, 2025 (each, a “Material Customer”). Since the Lookback Date, no Material Customer has terminated, cancelled or materially adversely modified its relationship with the Company. Since the Lookback Date, no Material Customer has notified the Company that such Material Customer has ceased or will cease to be a customer of the Company or that such Material Customer intends to terminate or adversely modify its relationship with the Company.

(b) Schedule 4.20(b) of the Disclosure Schedules sets forth a true and complete list of the names and addresses of the top ten largest suppliers of the Company (based on the dollar amount of sales) during each of the 12 months ended December 31, 2024 and December 31, 2025 (each, a “Material Supplier”). Since the Lookback Date, no Material Supplier has terminated, cancelled or materially adversely modified its relationship with the Company. Since the Lookback Date, no Material Supplier has notified the Company that such Material Supplier has ceased or will cease to be a supplier of the Company or that such Material Supplier intends to terminate or adversely modify its relationship with the Company.

Section 4.21 Related Party Transactions. Except as set forth in Schedule 4.21 of the Disclosure Schedules, no Related Party of the Sellers or the Company, nor, to the Knowledge of the Company, any member of such individual’s immediate family, as applicable: (a) has any interest in any asset, real or personal, owned or leased by the Company or used in connection with the businesses of the Company or (b) is engaged in any transaction, agreement, contract, commitment, arrangement or understanding with the Company (other than payments made to, and other compensation provided to, employees, officers and directors (or equivalent) in the ordinary course of business) (each of (a) and (b), collectively, a “Related Party Transaction”). Except as set forth in Schedule 4.21 of the Disclosure Schedules, there are no outstanding notes payable to, accounts receivable from or advances by the Company to, and the Company is not otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Related Party of the Sellers or the Company.

Section 4.22 No Insolvency Proceedings. No insolvency Action of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, similar Action under applicable Law, affecting any of the Company is pending, and the Company has not made any assignment for the benefit of creditors, and the Company has not been declared insolvent or bankrupt by a Governmental Authority.

Section 4.23 Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s or other fee or commission or other reimbursement of expenses in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

Section 4.24 Exclusivity of Representations and Warranties. Neither the Company nor any of its Affiliates or Representatives is making any representation or warranty on behalf of the Company of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Article IV or any other Transaction Document and the Company hereby disclaims any such other representations or warranties.

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Article V

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

Each of the Buyer Parties, as applicable, hereby represents and warrants to the Sellers as follows:

Section 5.1 Organization. Such Buyer Party is a corporation duly organized, validly existing and in good standing under the Laws of Nevada, and has all necessary corporate or other equivalent power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

Section 5.2 Authority. Such Buyer Party has the corporate or other equivalent power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Buyer Party of this Agreement and each of the other Transaction Documents to which it will be a party and the consummation by such Buyer Party of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other corporate action on the part of such Buyer Party is necessary to authorize the execution, delivery or performance by such Buyer Party of or under this Agreement or any of the other Transaction Documents or the consummation by such Buyer Party of the transactions contemplated hereby or thereby. This Agreement has been, and upon execution of each of the other Transaction Documents to which it will be a party will have been, duly executed and delivered by such Buyer Party and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon execution of each of the other Transaction Documents to which such Buyer Party will be a party will constitute, the legal, valid and binding obligation of such Buyer Party, enforceable against such Buyer Party in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by such Buyer Party of this Agreement and each of the other Transaction Documents to which such Buyer Party will be a party, and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i) conflict with, violate or constitute or result in a breach or default under (in each case, with or without notice of lapse of time, or both) the Organizational Documents of such Buyer Party;

(ii) conflict with or violate any Law or material Permit applicable to such Buyer Party or by which any property or asset of such Buyer Party is bound or affected; or

(iii) conflict with, violate, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, give rise to any right of termination, cancellation or acceleration with respect to, result in the payment of any additional fee or penalty under, or require any consent of or notice to any Person pursuant to, any material contract or agreement to which such Buyer Party is a party; except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have, or would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect or that arise as a result of any facts or circumstances relating to the participation of the Sellers or any of their Affiliates (as opposed to any third party) in the transactions contemplated by this Agreement.

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(b) Such Buyer Party is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by such Buyer Party of this Agreement or each of the other Transaction Documents to which such Buyer Party will be a party or the consummation of the transactions contemplated hereby or thereby, except (i) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not have, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect or (iii) as may be necessary as a result of any facts or circumstances relating to the participation of the Sellers or any of their Affiliates (as opposed to any third party) in the transactions contemplated by this Agreement.

Section 5.4 Solvency. Assuming (i) that the Company was solvent immediately prior to the Closing and (ii) the accuracy of the Company’s representations and warranties in Article IV, immediately following the Closing, neither of the Buyer Parties nor the Company, will (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond their ability to pay such debts as they mature (taking into account refinancing opportunities), or (c) have liabilities in excess of the reasonable market value of their respective assets.

Section 5.5 Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s or other fee or commission payable prior to the Closing Date or other reimbursement of expenses in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of a Buyer Party.

Section 5.6 Investment Intent. The Buyer is acquiring the Interests for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Interests in a manner that would violate the registration requirements of the Securities Act. The Buyer agrees that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. The Buyer is able to bear the economic risk of holding the Interests for an indefinite period (including total loss of its investment) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 5.7 Buyer Parties’ Investigation and Reliance. Each Buyer Party is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the transactions contemplated hereby, which investigation, review and analysis were conducted by the Buyer Parties together with expert advisors, including legal counsel, that it has engaged for such purpose. None of the Sellers, the Company or any of their respective Affiliates or Representatives have made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning the Company contained herein or made available in connection with the Buyer Parties’ investigation of the Company, except as expressly set forth in this Agreement or the other Transaction Documents, and the Sellers, the Company and their respective Affiliates and Representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom. The Buyer Parties have not relied and are not relying on any statement, representation or warranty, oral or written, express or implied, made by the Sellers, the Company, or any of their respective Affiliates or Representatives, except as expressly set forth in Article III and Article IV. The Buyer Parties acknowledge that, should the Closing occur, the Buyer shall acquire the Company on an “as is” and “where is” basis, except as otherwise expressly set forth in Article III and Article IV. The Buyer Parties acknowledge and agree that the representations and warranties in Article III and Article IV are the result of arms’ length negotiations between sophisticated parties.

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Section 5.8 Listing Exchange. The Parent Common Stock is listed on the Nasdaq Stock Market (the “Nasdaq”), and the Parent has not received any notice of delisting from the Nasdaq. No judgment, order, ruling, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the Nasdaq, preventing or suspending trading in any securities of the Parent has been issued, and no proceedings for such purpose are, to the Parent’s knowledge, pending, contemplated or threatened. The Parent has taken no action that is designed to terminate the registration of the Parent Common Stock under the Exchange Act of 1934 (the “Exchange Act”).

Section 5.9 Financial Reports and Regulatory Filings. The Parent has timely filed or furnished with the United States Securities and Exchange Commission (the “SEC”) all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since the Lookback Date under the Exchange Act. The Parent’s Annual Reports on Form 10-K for the years ended December 31, 2023, 2024, and 2025, and all other reports, registration statements, definitive proxy statements or information statements filed by it subsequent to December 31, 2025 under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or as thereafter amended prior to the date hereof (collectively, the “Parent SEC Filings”) with the SEC as of the date filed or amended prior to the date hereof, as the case may be, (i) complied in all material respects as to form with the applicable requirements under the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

The audited or unaudited financial statements included in the Parent SEC Filings, including any notes thereto or schedules, (x) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and subject, in the case of interim financial statements, to normal and recurring year-end adjustments, and (y) fairly present in all material respects the financial position, results of operations and cash flows of the Buyer as at the respective dates thereof and for the respective periods indicated therein.

Section 5.10 No Stockholder Approval. The transactions contemplated hereby and in the Transaction Documents, taken together with any transactions consummated by the Parent and the Buyer as permitted by Article VI, do not require any vote of the stockholders of the Parent under applicable Law, the rules and regulations of the Nasdaq (or other national securities exchange on which the Parent Common Stock is then listed) or the organizational documents of the Parent.

Section 5.11 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the Buyer’s knowledge, threatened against or by the Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement in any material respect.

Section 5.12 Exclusivity of Representations and Warranties. None of the Buyer Parties nor any of their Affiliates or Representatives is making any representation or warranty on behalf of such Buyer Party of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Article V or any other Transaction Document, and the Buyer Parties hereby disclaim any such other representations or warranties.

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Article VI

COVENANTS

Section 6.1 Related Party Transactions. Except as set forth on Schedule 6.1 of the Disclosure Schedules, all Related Party Transactions between the Company, on the one hand, and the Sellers and its Affiliates (other than the Company), on the other hand (collectively, the “Seller Agreements”), shall be cancelled without any consideration or further liability to any party and without the need for any further documentation, immediately prior to the Closing.

Section 6.2 Further Assurances. The Sellers shall, and shall cause their Affiliates to, execute and deliver such further instruments of conveyance and transfer and take such additional action as the Buyer may reasonably request to effect, consummate, confirm, or evidence the sale and transfer to the Buyer of the Interests and the other transactions contemplated by this Agreement. The Buyer shall, and shall cause its Affiliates to, execute and deliver such further instruments of assumption and take such additional action as the Sellers may reasonably request to effect, consummate, confirm, or evidence the transactions contemplated by this Agreement.

Section 6.3 Public Announcements. On and after the date hereof, the parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties shall issue any press release or make any public statement prior to obtaining the other parties’ written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be (i) required by applicable Law or (ii) required or desirable under applicable stock exchange rules or listing requirements.

Section 6.4 Directors’ and Officers’ Indemnification.

(a) The Buyer Parties agree that all rights to indemnification or exculpation now existing in favor of the directors and officers of the Company, as provided in the Company’s Organizational Documents, shall survive the Closing and shall continue in full force and effect for a period of not less than six years following the Closing Date and that the Company will perform and discharge the obligations to provide such indemnity and exculpation after the Closing; provided, however, that all rights to indemnification and exculpation in respect of any Action arising out of or relating to matters existing or occurring at or prior to the Closing Date and asserted or made within such six-year period shall continue until the final disposition of such Action. From and after the Closing, the Buyer Parties shall not, and shall cause each of their respective Subsidiaries and Affiliates (including the Company) not to, amend, repeal or otherwise modify the indemnification provisions of the Company’s Organizational Documents as in effect at the Closing in any manner that would adversely affect the rights thereunder of individuals who at the Closing were directors, officers, employees, or agents of the Company.

(b) As of the Closing, the Buyer Parties and the Sellers have obtained, at the Buyer Parties’ sole cost and expense, from the providers of the current officers’ and directors’ liability insurance of the Company a non-cancelable run-off insurance policy (the “D&O Insurance”) for a period of six years following the Closing Date, covering liability and acts or omissions occurring on or prior to the Closing Date with respect to those Persons who are presently covered by such insurance at limit levels and otherwise on terms with respect to such coverage no less favorable to the insured than those of such insurance in effect on the date hereof.

(c) In the event any of the Buyer Parties or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, the Parent shall make proper provision so that the successors and assigns of the applicable Buyer Party or the Company, as the case may be, shall assume the obligations set forth in this Section 6.4.

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(d) The provisions of this Section 6.4 shall survive the consummation of the Closing and continue for the periods specified herein. This Section 6.4 is intended to benefit the directors and officers of the Company and any other Person or entity (and their respective heirs, successors and assigns) referenced in this Section 6.4 or indemnified hereunder, each of whom may enforce the provisions of this Section 6.4 (whether or not parties to this Agreement). All of the Persons referenced in the immediately preceding sentence are intended to be third party beneficiaries of this Section 6.4.

Section 6.5 Reserved.

Section 6.6 Additional Listing Application; Removal of Restrictive Legends.

(a) As promptly as practicable after the date of this Agreement, but in any event after taking into consideration the rules and regulations of the Nasdaq with respect to the timing of the Additional Listing Application (as hereinafter defined) and the supporting documents required to accompany the Additional Listing Application, the Buyer Parties shall submit to the Nasdaq an additional supplemental listing application relating to the Aggregate Stock Consideration (the “Additional Listing Application”) and shall use its commercially reasonable efforts to secure the Nasdaq approval of the Additional Listing Application, subject to official notice of issuance and compliance with applicable Nasdaq listing standards.

(b) Subject to compliance with the requirements set forth herein, and the Company being current in its filings under the Securities Exchange Act of 1934 and applicable securities laws, following the earlier of (i) the date that is at least six months after the Closing Date on which the Sellers have provided the representations required by this Section 6.6(b), (ii) the date that is at least 12 months after the Closing Date, or (iii) the date on which the Parent Common Stock is sold pursuant to an effective registration statement under the Securities Act, upon the written request of the Sellers, the Buyer Parties shall, at their own expense, promptly take or cause to be taken all actions reasonably necessary to cause any restrictive legends or similar notations imposed under the Securities Act or other applicable securities Laws to be removed from any certificate(s) or book-entry statements representing such Parent Common Stock held by the Sellers. If the Sellers request removal of such legends or notations pursuant to subparagraph (i) above, the Sellers shall provide a written representation in the form set forth in Schedule 6.6(b) of the Disclosure Schedules. If the Sellers request removal of such legends or notations pursuant to subparagraph (ii) above, the Sellers shall represent to the Buyer that the Sellers are not, and have not been during the preceding three months, an “affiliate” of the Parent within the meaning of Rule 144 under the Securities Act. The Sellers agree to notify the Company promptly once it has sold all of the Parent Common Stock issued to it hereunder. In all cases, the Buyer Parties’ actions required under this Section 6.6(b) shall include the timely delivery of any authorizations, instructions, or legal opinions of the Buyer Parties’ counsel confirming that the conditions for removal of restrictive legends under applicable securities laws have been satisfied as may be required by the Buyer Parties’ and shall be subject to the requirements of the Company’s transfer agent to effect the removal of such legends or notations. Notwithstanding anything to the contrary herein, nothing in this Section 6.6 shall require the Buyer Parties to take any action that would result in a violation of applicable securities laws or be construed as a guarantee of the ability of any Seller to resell the Parent Common Stock.

Section 6.7 Lock-Up.

(a) Subject to Section 6.7(b) and Section 6.7(c), with respect to each issuance of shares of Parent Common Stock by the Parent to the Sellers pursuant to this Agreement, the Sellers shall not, directly or indirectly, for a period of six (6) months from the date such shares are issued to the Sellers (each such period a “Lock-Up Period”) (i) sell, transfer, assign, hypothecate, pledge or otherwise encumber such shares of Parent Common Stock, or any interest therein; (ii) enter into any swap, derivative, hedging or similar arrangement (including any short sale, forward contract, option, collar, equity swap, total return swap or other transaction) that is designed to, or reasonably could be expected to, hedge, reduce or eliminate the economic risk of ownership of such shares, in whole or in part; (iii) deposit or maintain such shares of Parent Common Stock in any margin account, or otherwise use such shares as collateral for any indebtedness or obligation, including under any margin loan, securities-based lending arrangement or similar credit facility; or (iv) publicly announce or disclose any intention to engage in any of the foregoing transactions.

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(b) Notwithstanding anything in Section 6.7(a) to the contrary, the Sellers may transfer Restricted Shares (i) to one or more Affiliates, (ii) to any direct or indirect partners, members or equityholders of the Sellers (including for bona fide tax or estate planning purposes), or (iii) pursuant to any court order or by operation of Law, provided that, in each case, each transferee agrees in writing to be bound by the restrictions applicable to the Sellers set forth in Section 6.7(a) for the remainder of the applicable Lock-Up Period, in each case subject to the exceptions set forth in this Section 6.7(b) and Section 6.7(c).

(c) Notwithstanding the foregoing, the restrictions in Section 6.7(a) shall not apply to any sale, transfer or exchange made pursuant to or in connection with any merger, tender offer, reclassification, recapitalization, consolidation, stock exchange or similar transaction involving Parent Common Stock made to all holders of Parent Common Stock that would result in the holders of Parent Common Stock exchanging their shares for cash, securities or other property.

Section 6.8 General Efforts. Upon the terms and subject to the conditions set forth in this Agreement (including this Section 6.8) and subject to any different standard set forth herein with respect to any covenant or obligation, the Buyer Parties shall (and shall cause their respective Subsidiaries to, if applicable) on the one hand, and the Sellers and the Company shall (and shall cause their respective Affiliates to, if applicable) on the other hand, use their respective reasonable best efforts to (i) take (or cause to be taken) all actions, (ii) do (or cause to be done) all things, and (iii) assist and cooperate with the other parties hereto in doing (or causing to be done) all things, in each case as are necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable, the transactions contemplated hereby. In furtherance of the foregoing, the Company and the Sellers shall, use their respective commercially reasonable efforts to make and obtain at the earliest practicable date the notices, consents, approvals or waivers of any contracts set forth on Schedule 6.8 of the Disclosure Schedules triggered by the consummation of the transactions contemplated hereby.

Section 6.9 PCAOB Financial Statements

(a) Prior to the date hereof, the Company engaged a PCAOB-registered independent public accounting firm (the “PCAOB Auditor”) to audit the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board for calendar years ending December 31, 2024 and December 31, 2025 (the “PCAOB Audited Financial Statements”).

(b) As of the date hereof, the Company has delivered the PCAOB Audited Financial Statements to the Buyer.

(c) The Buyer shall bear the reasonable and documented fees and expenses of the PCAOB Auditor incurred in connection with the preparation of the PCAOB Audited Financial Statements (the “Audit Costs”).

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Article VII

TAX MATTERS

Section 7.1 Tax Returns.

(a) The Sellers (at Sellers’ sole cost and expense) shall timely prepare and file or cause to be timely prepared and filed all Flow-Through Tax Returns with respect to any taxable period ending on or prior to the date immediately preceding the Closing Date and that are first due after the Closing Date (any such Tax Return a “Seller Prepared Tax Return”). Except as otherwise required by this Agreement, all Seller Prepared Tax Returns shall be prepared or completed in a manner consistent with prior practice of the Company (to the extent such prior practice is supportable at a “more likely than not” or greater level of comfort). At least thirty (30) days prior to the date on which any such Seller Prepared Tax Return is due (taking into account any applicable extension), the Sellers shall submit such Seller Prepared Tax Return to the Buyer for review and comment and shall consider in good faith any reasonable comments timely received from the Buyer on such Seller Prepared Tax Return. For the avoidance of doubt, the Sellers shall timely pay all Taxes shown as due and payable by them in respect of any such Seller Prepared Tax Return. For purposes of filing the applicable Seller Prepared Tax Return pursuant to this Section 7.1(a), the Parties shall treat any payment of Transaction Expenses as allocable to the Pre-Closing Tax Period and, such amounts shall be reported, to the extent they are actually deductible expenses, as determined on a “more likely than not” basis, on the Seller Prepared Tax Return for the S Short Year pursuant to Proposed Treasury Regulations Section 1.1502-76(b)(5).

(b) The Buyer shall prepare or cause to be prepared, and timely file or cause to be timely filed, all other Tax Returns for the Company for any Pre-Closing Tax Period or Straddle Period the due date of which (taking into account any applicable extensions) is after the Closing Date but only if not filed prior to the Closing that are not Seller Prepared Tax Returns (“Buyer Filed Tax Returns”). Any Buyer Filed Tax Returns that reasonably would be expected to reduce the Purchase Price (as finally determined pursuant to Section 2.4) by more than a de minimis amount shall be prepared in a manner consistent with the past custom and practice of the Company to the extent such past custom or practice is supported by a “more likely than not” (or higher) level of authority, and at least 30 days prior to the date on which such Buyer Filed Tax Return is due (taking into account any applicable extensions), the Buyer shall submit such Buyer Filed Tax Return to the Sellers for review and comment and shall consider in good faith any reasonable comments timely received from the Sellers on such Buyer Filed Tax Return.

Section 7.2 Books and Records; Cooperation. Except as otherwise provided in this Agreement and to the extent reasonably requested by the other party, the Buyer and the Sellers shall, and shall cause their respective Representatives and Affiliates to use commercially reasonable efforts to cooperate in connection with the filing of Tax Returns or any Tax audit or other Tax examination by any Governmental Authority, in each case, with respect to the Company; provided, however, that nothing in this Agreement shall require the Buyer to provide the Sellers with any consolidated, combined, unitary or other Tax Return (other than as contemplated by Section 7.1(b)).

Section 7.3 Transfer Taxes. The Buyer and the Sellers shall each be responsible for fifty percent (50%) of any real property transfer Tax, documentary or stamp Tax, stock transfer Tax, recording charges, or other similar Tax imposed on the Company as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”); provided that, Transfer Taxes shall not include Income Taxes, Taxes imposed on or with reference to gross receipts, or any ad valorem or other property taxes arising with respect to vehicles or other assets subject to certificate of title laws. The parties hereto agree to use commercially reasonable efforts to cooperate in the timely filing of any Tax Returns with respect to the Transfer Taxes, including by promptly supplying to the party required by applicable Law to file any such Tax Return any information in its possession that is reasonably necessary to complete such Tax Return and joining, or causing its respective Representative and Affiliates to join, in the execution of such Tax Return.

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Section 7.4 Straddle Period Allocation. To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes among a Straddle Period, (a) the amount of any Taxes based on or measured by income, receipts, payroll or sales of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the end of the date immediately preceding the Closing Date (and for such purpose, the taxable period of any partnership or other pass through entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) in which the Company holds a beneficial interest shall be deemed to terminate at such time) and (b) the amount of other Taxes of the Company not described in clause (a) for the portion of a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. For the avoidance of doubt, for purposes of this Agreement (including for purposes of calculating Net Working Capital), a Transaction Tax Deduction shall be treated as deductible in the Pre-Closing Tax Period to the extent such Transaction Tax Deduction is deductible at a “more likely than not” (or higher) level of authority.

Section 7.5 Tax Proceedings. To the extent that this Section 7.5 conflicts with Article VIII, this Section 7.5 shall control. The Sellers (at their sole cost and expense) shall have the right to control all Actions in respect of a Pre-Closing Tax Period or any Seller Prepared Tax Return (excluding any Straddle Period) (a “Tax Contest”). The Sellers shall not settle or compromise any such Tax Contest without the prior written consent of the Buyer (not to be unreasonably withheld, conditioned or delayed). Each Party shall use commercially reasonable efforts to provide the other Party with notice of any written inquiries, audits, examinations or proposed adjustments by a Taxing Authority that relate to any such Tax Contest within fifteen (15) Business Days of the receipt of such notice. The Sellers shall keep the Buyer reasonably informed of the details and status of such matter (including providing the Buyer with copies of all material written correspondence regarding such matter). The Buyer shall be permitted to fully participate in any such Tax Contest, including attending any meetings or conferences and having an opportunity to comment on any written materials prepared in connection with any such Tax Contest. The Sellers shall incorporate any reasonable comments made by the Buyer with respect to any such written materials. The Sellers shall conduct such Tax Contest diligently and in good faith. The failure or delay of the Buyer in complying with this Section 7.5 shall not reduce or affect the obligations of the Sellers under this Agreement. The Buyer shall control all other Actions relating to Taxes of the Company that are not Tax Contests.

Section 7.6 Tax Accounting Method Change. The Parties acknowledge and agree that:

(a) The Company shall make an accounting method change by filing IRS Form 3115 to change its overall method of accounting from the cash receipts and disbursements method to an applicable accrual method for U.S. federal and applicable state income Tax purposes, effective for and in respect of the S Short Year (as defined below) (the “Tax Accounting Method Change”).

(b) The transactions contemplated by this Agreement qualify as an “eligible acquisition transaction,” as defined in Section 7.03(3)(d)(iii) of IRS Revenue Procedure 2015-13, that occurs during the taxable year following the “year of change” (i.e. the S Short Year (as defined below)) in respect of the Tax Accounting Method Change. The Company shall elect a one-year Section 481(a) adjustment period for all positive Section 481(a) adjustments (the “Section 481(a) Adjustments”) for the S Short Year (the “year of change”) resulting from the Tax Accounting Method Change by filing an “eligible acquisition transaction election statement” pursuant to Section 7.03(3)(d)(ii) of IRS Revenue Procedure 2015-13, along with IRS Form 3115 in respect of the S Short Year (such election and Tax Return filings, the “One-Year 481(a) Adjustment for the S Short Year”). The Parties shall take all actions and file all Tax Returns necessary to properly effectuate the One-Year 481(a) Adjustment for the S Short Year.

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(c) For avoidance of doubt, the Parties hereto acknowledge and agree that Sellers shall have no liability or obligation to pay all or any portion of any Cash-to-Accrual Taxes, all of which shall be the sole responsibility of Company and Buyer.

Section 7.7 S Corporation Termination.

The Parties acknowledge and agree that the taxable year in which the S corporation status of the Company is terminated will be an “S Termination Year” (as such term is defined in Section 1362(e)(4) of the Code) for tax purposes. As defined in Section 1362(e)(1)(A) of the Code, the S Short Year shall be that portion of the Company’s S Termination Year ending on the day immediately preceding the Closing Date (the “S Short Year”) and the S Short Year will end on the day immediately preceding the Closing Date in accordance with Treasury Regulations Section 1.1362-3(a) and Treasury Regulations 1.1502-76(b)(1)(ii)(2). In accordance with Treasury Regulations Section 1.1362-3(a) and Treasury Regulations Section 1.1502-76(b)(1)(ii)(2), the Company will join the U.S. consolidated income tax group that includes the Buyer on the Closing Date.

Article VIII

INDEMNIFICATION

Section 8.1 Sellers’ Indemnification. The Sellers shall, jointly and severally, in accordance with this Article VIII, indemnify, defend, protect and hold harmless the Buyer and its assigns, successors and Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) from, against and in respect of all Actions asserted against, and all Losses asserted against or suffered, sustained, incurred or paid by, any Buyer Indemnitee (collectively, “Buyer Losses”) in connection with or arising out of:

(a) the breach or inaccuracy of any representation or warranty of any Seller or the Company set forth in this Agreement or any Transaction Document (in each case, without regard to any qualification or limitation as to materiality, whether by reference to “in any material respect,” “Material Adverse Effect,” or any other use of the term “material”);

(b) the nonfulfillment of any covenant or agreement in this Agreement or any Transaction Document on the part of either of the Sellers or the Company;

(c) any Transaction Expenses or Indebtedness incurred prior to Closing but not deducted in the calculation of the Purchase Price payments made by the Buyer;

(d) any failure to properly classify the employees of the Company as non-exempt under any federal, state, local or non-US laws regarding payment and amount of wages, hours of work and overtime;

(e) any Indemnified Taxes; or

(f) Fraud by the Sellers or the Company.

Section 8.2 Buyer Parties Indemnification. The Buyer Parties shall, in accordance with this Article VIII, indemnify, defend, protect and hold harmless the Sellers and its respective assigns, successors and Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) from, against and in respect of all Actions asserted against, and all Losses asserted against or suffered, sustained, incurred or paid by, any Seller Indemnitee (collectively, “Seller Losses”) in connection with or arising out of:

(a) the breach or inaccuracy of any representation or warranty of the Buyer Parties set forth in this Agreement or any Transaction Document that the Buyer Parties are party to (in each case, without regard to any qualification or limitation as to materiality, whether by reference to “in any material respect,” “Material Adverse Effect,” or any other use of the term “material”);

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(b) the nonfulfillment of any covenant or agreement in this Agreement or any Transaction Document that the Buyer Parties are party to on the part of the Buyer Parties; or

(c) Fraud by the Buyer Parties.

Section 8.3 Limitations

(a) The period during which a claim for indemnification may be asserted hereunder (the “Claims Period”) with respect to:

(i) a breach or inaccuracy of any Fundamental Representation or any claim for indemnification under Section 8.1(c), Section 8.1(e) or Section 8.1(f) shall begin on the date hereof and thereafter shall be indefinite;

(ii) a breach or inaccuracy of any Special Representation shall begin on the date hereof and terminate sixty (60) days after the end of statute of limitations applicable thereto;

(iii) a breach or inaccuracy of any representation or warranty of the Sellers, the Company or the Buyer Parties (other than Fundamental Representations and Special Representations) shall begin on the date hereof and terminate eighteen (18) months after the Closing Date;

(iv) a breach of any covenant to be performed on or prior to the Closing shall begin on the date hereof and terminate eighteen (18) months after the Closing Date; and

(v) a breach of any covenant to be performed after the Closing shall begin on the date hereof and terminate upon being fully performed.

(b) Notwithstanding anything herein to the contrary:

(i) the Sellers (as a group and in the aggregate) shall not have any indemnification obligation under Section 8.1(a) unless and until the aggregate amount of Buyer Losses exceeds Fifty Thousand Dollars ($50,000) (the “Basket”), whereupon the Sellers shall indemnify the Buyer Indemnitees for all Buyer Losses (including the Basket); provided, however, that this Section 8.3(b) shall not apply to Buyer Losses arising out of any breach or inaccuracy of any Fundamental Representation or Special Representation;

(ii) the maximum amount of Buyer Losses for which the Sellers shall be obligated to indemnify Buyer Indemnitees pursuant to Section 8.1(a):

(A) for claims arising out of breaches or inaccuracies of Fundamental Representations and Special Representations shall be the amount of the Purchase Price; and

(B) for claims arising out of breaches or inaccuracies of representations and warranties of the Sellers or the Company in this Agreement (other than Fundamental Representations and Special Representations) shall be an amount equal to fifteen (15%) of the Purchase Price (the “General Cap”).

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(iii) the maximum amount of Seller Losses for which the Buyer Parties shall be obligated to indemnify Seller Indemnitees pursuant to Section 8.2(a) shall be the General Cap.

(c) Notwithstanding Section 8.3(a), if, prior to the close of business on the last day of the Claims Period, an Indemnifying Party shall have been properly notified of a good faith claim for indemnity hereunder and such claim shall not have been Finally Resolved at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is Finally Resolved in accordance herewith. All representations and warranties herein shall survive the Closing until the last day of the Claims Period applicable thereto and, with respect to claims that remain unresolved as of the last day of the Claims Period, until such unresolved claims have been Finally Resolved.

(d) Each Person entitled to indemnification under this Article VIII (an “Indemnified Party”) shall exercise, and cause its Affiliates to exercise, commercially reasonable efforts to recover any amounts reasonably available to offset any Losses from any applicable insurer or third party indemnitor. Losses shall be calculated net of actual recoveries under existing insurance policies (net of any actual collection costs and reserves, deductibles, premium adjustments and retrospectively rated premiums).

Section 8.4 Notice of Claims. An Indemnified Party shall notify the Persons obligated to provide such indemnification under this Article VIII (the “Indemnifying Party”) in writing promptly after becoming aware of any Action or Loss which an Indemnified Party shall have determined has given rise to a claim for indemnification under this Article VIII. Such written notice (a “Claim Notice”) shall include an estimate of the Loss, if known, the method of computation thereof and a reference to the specific provision(s) of this Agreement in respect of which indemnification is sought. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim or the estimated amount of the Loss described in the Claim Notice, or fails to notify the Indemnified Party within thirty (30) days after receipt of such Claim Notice whether the Indemnifying Party disputes the claim or the estimated amount of the Loss described in such Claim Notice, the estimated Loss in the amount specified in the Indemnified Party’s Claim Notice will be conclusively deemed a liability of the Indemnifying Party, and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party. If the Indemnifying Party has timely disputed its liability with respect to such claim or the estimated amount of the Loss, the dispute shall be resolved, and the amount of the Loss payable by the Indemnifying Party to the Indemnified Party shall be determined, in accordance with Section 9.7. This Section 8.4 does not apply to Third Party Actions.

Section 8.5 Third Party Actions.

(a) If any third Person shall commence an Action against any Indemnified Party (a “Third Party Action”) with respect to any matter which may give rise to a claim for indemnification under this Article VIII, then the Indemnified Party shall notify the Indemnifying Party in writing promptly after becoming aware of such Third Party Action, describing in reasonable detail the Third Party Action (such notice being hereinafter called a “Third Party Action Notice”), which notice shall include a reference to the specific provision(s) of this Agreement in respect of which indemnification is sought. No delay on the part of any Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from its obligations hereunder, except to the extent the Indemnifying Party is prejudiced by such failure to give notice. The Indemnifying Party will have thirty (30) days from the receipt of such Third Party Action Notice (the “Response Period”) to determine whether or not (i) the Indemnifying Party will defend against such Third Party Action; and/or (ii) the Indemnifying Party is disputing the claim for indemnity hereunder.

(b) If the Indemnifying Party (i) does not respond to the Third Party Action Notice by 5:00 p.m., Eastern Time on the last day of the Response Period, or (ii) responds to the Third Party Action Notice within the Response Period and does not affirmatively state that the Indemnifying Party will defend against such Third Party Action, then (A) the Indemnified Party shall have the right to defend against such Third Party Action; and (B) the Indemnifying Party shall promptly pay all Losses resulting from such Third Party Action in accordance with Section 8.5(e) below; provided that in the case of clause (ii) of this sentence, any right of the Indemnified Party to recover from the Indemnifying Party shall depend on the resolution of the dispute as to the right of indemnity in accordance with Section 9.7.

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(c) If the Indemnifying Party disputes the right to indemnity, but nevertheless elects to defend against any Third Party Action, any right of the Indemnified Party to recover from the Indemnifying Party shall depend on the resolution of the dispute as to the right of indemnity in accordance with Section 9.7.

(d) Notwithstanding anything herein to the contrary, if the Indemnifying Party notifies the Indemnified Party that it will defend against or settle any Third Party Action:

(i) such defense or settlement shall be at the sole cost and expense of the Indemnifying Party, except for costs and expenses of the Indemnified Party’s counsel, if any, pursuant to Section 8.5(d)(v);

(ii) the Indemnifying Party and its counsel shall conduct such defense or settlement at all times in good faith;

(iii) the Indemnifying Party and its counsel shall (A) at the reasonable request of the Indemnified Party, provide periodic updates to the Indemnified Party in order to keep the Indemnified Party informed as to its conduct of such defense or settlement, and (B) not compromise or settle such Third Party Action without the prior written consent of the Indemnified Party, unless the Indemnified Party has affirmatively acknowledged its obligation to indemnify the Indemnified Party hereunder, and such settlement or compromise does not subject the Indemnified Party to any monetary or criminal liability, injunctive relief or other restriction, and includes a complete, unconditional release of the Indemnified Party from all liability with respect to such Third Party Action;

(iv) the Indemnified Party shall reasonably cooperate with the Indemnifying Party, including making available to the Indemnifying Party, all relevant witnesses and pertinent documents and information and appropriate personnel;

(v) the Indemnified Party may employ its own counsel and participate in such defense or settlement at the Indemnified Party’s sole cost and expense, but the control of such defense and the settlement shall rest with the Indemnifying Party;

(vi) notwithstanding the Indemnifying Party’s election to defend against or settle the Third Party Action, the Indemnified Party may, upon written notice to the Indemnifying Party, elect to employ its own counsel at the Indemnifying Party’s expense if (A) the Indemnifying Party is also a Person against whom the Third Party Action is made and the Indemnified Party has been advised by counsel that (x) representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct or (y) the Indemnified Party has available to it one or more defenses or counterclaims that are inconsistent with, different from, or in addition to one or more of those that may be available to the Indemnifying Party with respect to such Third Party Action; (B) the Indemnifying Party shall not in fact have employed counsel reasonably satisfactory to the Indemnified Party for the defense or settlement of such Third Party Action; or, (C) in the case where the Indemnified Party is a Buyer Indemnitee, the third Person in such Third Party Action is a customer, distributor or supplier of a Buyer Party or any of its Affiliates; provided, that the assumption of control of the defense or settlement of a Third Party Action by the Indemnified Party pursuant to this Section 8.5(d)(vi) shall not relieve the Indemnifying Party of its obligation to indemnify and hold the Indemnified Party harmless; and

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(vii) in no event shall the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to such Third Party Action without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(e) The Losses resulting from the settlement or the final, non-appealable adjudication of a Third Party Action shall be conclusively deemed a liability of the Indemnifying Party to the Indemnified Party (i) if the Indemnifying Party did not respond to the Third Party Action Notice by 5:00 p.m. Eastern Time on the last day of the Response Period; (ii) if the Indemnifying Party did not affirmatively dispute, in writing, the Indemnified Party’s right to indemnification; or (iii) in the event the Indemnifying Party did affirmatively dispute, in writing, the Indemnified Party’s right to indemnification, to the extent the dispute regarding the Indemnified Party’s right to indemnification is resolved, in accordance with Section 9.7, in the Indemnified Party’s favor.

Section 8.6 Payments; Escrow Funds.

(a) Subject to Section 8.6(b), once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within five (5) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

(b) Any Buyer Losses payable to a Buyer Indemnitee pursuant to this Article VIII (other than in respect of Section 8.1(b) through Section 8.1(f)) shall be satisfied: (i) first, from the Escrow Fund; and (ii) to the extent the amount of Buyer Losses exceeds the amounts available to the Buyer Indemnitee in the Escrow Fund, from the Sellers, severally and jointly. Any Buyer Losses payable to a Buyer Indemnitee pursuant to Section 8.1(b) through Section 8.1(f) may, at Buyer Indemnitee’s election, be satisfied from the Escrow Fund or the Sellers, severally and jointly. If Buyer Indemnitee becomes entitled to any distribution of all or any portion of the Escrow Fund pursuant to this Article VIII, the Buyer and the Sellers shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay Buyer Indemnitee the amounts to be paid from the Escrow Fund to Buyer in accordance with this Agreement.

(c) Any Buyer Losses that are to be satisfied by the Sellers may, at the Buyer’s election, be satisfied either (i) by the Sellers in cash or, (ii) subject to Section 8.7 below, by withholding and deducting from any shares of Parent Common Stock that is or may be owed to the Sellers by the Buyer Parties pursuant to Section 2.2(d) through Section 2.2(i). The amount of shares of Parent Common Stock to be withheld shall be determined based on the applicable Ten-Day VWAP to be used for the issuance of such shares of Parent Common Stock to the Sellers.

(d) Upon the termination of the Escrow Fund pursuant to the terms of the Escrow Agreement, the Escrow Agent shall pay any amounts remaining in the Escrow Fund to the Sellers as set forth in the Escrow Agreement in accordance with their Pro Rata Portion.

Section 8.7 Right of Offset. In addition to Section 2.4(i) and Section 8.6(c) and any rights of setoff or other similar rights that the Buyer Parties or any of the other Buyer Indemnitees may have at common law or otherwise, the Buyer Parties shall have the right to withhold and deduct any sum that is or may be owed to any Buyer Indemnitee by the Sellers under this Article VIII from any amount otherwise payable or issuable by any Buyer Indemnitee to the Sellers under any Transaction Document (other than the Boyd Employment Agreement) or otherwise in connection with any of the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, to the extent any amounts deducted and withheld are later determined by a final, non-appealable order of a court of competent jurisdiction to have been wrongly offset, deducted or withheld, then, in addition to the payment of all such amounts wrongly offset or withheld, Sellers shall be entitled to interest in the amount of ten percent (10.0%) per annum on such wrongfully offset or withheld amounts accruing from the date such amounts were due and payable to Sellers until the date such amounts were actually paid.

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Section 8.8 Effect of Investigation and Notices. The Buyer Parties have entered into this Agreement in express reliance on the representations and warranties of the Sellers herein. The rights of Buyer Indemnitees to indemnification hereunder shall not be impacted or limited by (a) any knowledge that the Buyer Parties may or should have acquired prior to the Closing or (b) any investigation or diligence, including environmental diligence, conducted by the Buyer Parties.

Section 8.9 Tax Treatment of Indemnity Payments. All indemnification payments made hereunder shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.10 Exclusive Remedy. Excluding Fraud and claims seeking equitable remedies, the indemnification provisions in this Article VIII constitute the sole and exclusive recourse of any Indemnified Party against any Indemnifying Party for any Losses or Actions arising under or related to this Agreement. Notwithstanding the foregoing, nothing in this Article VIII is intended to limit the rights or remedies of the Parties with respect to any intentional or willful misrepresentation of material facts which constitutes Fraud.

Article IX

GENERAL PROVISIONS

Section 9.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from Fraud or a Willful Breach by the other party.

Section 9.2 Amendment and Modification; Waiver; Extension. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party. The Sellers, on the one hand and on behalf of itself and the Company, and the Buyer, on the other hand and on behalf of itself and the Parent, may (a) extend the time for performance of any of the obligations or other acts of the other party contained herein, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered by such party pursuant hereto or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in a written agreement signed on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

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Section 9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, without the sender having received notice of failure to deliver such email, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to the Sellers or prior to the Closing, the Company, to:

Onium Capital, LLC

Attn: Roy Boyd and Angela Boyd

2680 Drayton Hall Drive

Buford, GA 30519

with a copy (which shall not constitute notice) to:

Andersen, Tate & Carr, P.C.

1960 Satellite Boulevard, Suite 4000

Duluth, GA 30097

Attention: R. Bradley Carr, Esq.

Email: bcarr@atclawfirm.com

(b) if to a Buyer Party or after the Closing, the Company, to:

NANO Nuclear Energy Inc.

10 Times Square

30th Floor

New York, NY 10018

Attention: Oscar Leandro

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

1200 Seventeenth Street NW

Washington, DC 20036

Attention: Elina Teplinsky

E-mail: Elina.teplinsky@pillsburylaw.com

Section 9.4 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “to the extent” mean the degree to which a subject or other thing extends and shall not simply mean “if”. References to days mean calendar days unless otherwise specified. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. References to any contract (including this Agreement) or any Organizational Document refer to such contract or Organizational Document as amended, modified, supplemented or replaced from time to time prior to the date hereof but only to the extent such amendment, modification, supplement or replacement has been made available to the Buyer. References to any “copy” of any contract or other document refer to a true and complete copy thereof. Any reference to any Law is a reference to the Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, includes any rules and regulations promulgated under the statute) and any reference to any Section of any statute, rule or regulation includes any successor to the Section. References to “ordinary course of business” when used in reference to the Company shall be deemed to refer to any action taken, or omitted to be taken, in the ordinary and usual course of business of the Company, consistent with past practice. The terms “made available,” “provided,” “furnished” and words of similar import shall mean, in reference to information, documents or other items by the Company, the posting by or on behalf of the Company to the virtual data room “Secured Transportations Services LLC” hosted on OneHub or otherwise provided directly to the Buyer at least two (2) Business Days prior to the execution of this Agreement.

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Section 9.5 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Transaction Documents and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. This Agreement shall not be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby other than those expressly set forth herein or in any document required to be delivered hereunder, including any implied covenants regarding noncompetition or nonsolicitation, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 9.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except with respect to the provisions of Section 6.4 (Directors’ and Officers’ Indemnification) and Section 9.16 (Release) which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third party beneficiaries thereof.

Section 9.7 Governing Law; Jurisdiction; Venue; Service of Process; Waiver of Jury Trial.

(a) This Agreement and any claims or causes of action arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby (whether in contract, in tort, under statute or otherwise) shall be governed by, and interpreted, construed and enforced in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

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(b) Each of the Sellers, the Company and the Buyer, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts of the State of Delaware located in New Castle, Delaware (the “Delaware Courts”) for the purpose of any lawsuit between or among the parties arising in whole or in part under or in connection with this Agreement or the Transaction Documents, (ii) hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such lawsuit, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such lawsuit brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any court other than one of the above-named courts, or that this Agreement or any other Transaction Document or the subject matter hereof or thereof may not be enforced in or by such court, and (iii) hereby agrees not to commence any such lawsuit other than before one of the above-named courts. Notwithstanding the previous sentence, a party may commence any lawsuit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(c) The Sellers, the Company and the Buyer hereby (i) consent to service of process in any lawsuit between or among the parties arising in whole or in part under or in connection with this Agreement or any other Transaction Document in any manner permitted by applicable Law, (ii) agree that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9.3, will constitute good and valid service of process in any such lawsuit, and (iii) waive and agree not to assert (by way of motion, as a defense, or otherwise) in any such lawsuit any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

(d) EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS EXECUTED AND DELIVERED IN CONNECTION HEREWITH, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 9.8 Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 9.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, that the Buyer may assign its right to acquire the Interests and its obligation to pay the Aggregate Cash Closing Consideration to a Subsidiary of the Buyer without the consent of the Sellers; provided further, that no assignment shall limit or relieve the Buyer’s respective obligations hereunder, as applicable. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Any attempted assignment in violation of this Section 9.9 shall be null and void.

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Section 9.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such nonperformance or breach. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any state or federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 9.11 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 9.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 9.13 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.14 Electronic Signature

. This Agreement may be executed electronically (including by means of .pdf or similar graphic reproduction format or by means of digital signature software, e.g. DocuSign or Adobe Sign) and delivered by e-mail or other similar means of electronic transmission, and any electronic signature shall constitute an original for all purposes.

Section 9.15 No Presumption Against Drafting Party. Each of the Buyer Parties, the Sellers and the Company acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 9.16 Release. Effective as of the Closing, the Sellers, on behalf of themselves and their Related Parties, successors and permitted assigns, hereby unconditionally and irrevocably and forever release and discharge the Parent, the Buyer Parties, the Company and their respective Related Parties (each, a “Buyer Released Party”), of and from, and hereby unconditionally and irrevocably waive (to the fullest extent permitted by applicable Law, including by contractually shortening the applicable statute of limitations), any and all covenants, liabilities, judgments, accounts, and other Actions of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity that such party ever had, now has or ever may have or claim to have against any Buyer Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising on or prior to the Closing and arising by virtue of, or in any matter related to, the Sellers’ ownership of Interests in the Company, the transactions contemplated by this Agreement or the other Transaction Documents or any actions or inactions with respect to the Company. Notwithstanding anything herein to the contrary, nothing in this Section 9.16 shall release, waive, discharge or otherwise affect (i) the rights or obligations of any Seller under this Agreement or any Transaction Document, (ii) any claims of Fraud, (iii) the rights or obligations of any Seller with respect to indemnification, exculpation or expense advancement obligations owed to any current or former, director, manager, officer, employee or agent under the Organizational Documents of the Company or as required by applicable Laws, in each case, as set forth in Section 6.4 of this Agreement, (iv) any rights under any directors and officers insurance policies benefitting pre-Closing directors and officers of the Company, including the D&O Insurance policy obtained by the Company pursuant to Section 6.4(b) of this Agreement, and (v) payments of compensation and benefits in connection with any employee’s employment with the Company in the ordinary course of business consistent with past practice. The Sellers, on behalf of themselves and its current and future Related Parties, expressly waive all rights afforded by any statute which limits the effect of a release with respect to unknown claims. The Sellers, on behalf of themselves and their current and future Related Parties, understand the significance of this release of unknown claims and waiver of statutory protection against a release, on behalf of itself and its current and future Related Parties, of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. The Sellers, on behalf of themselves and their current and future Related Parties, acknowledge that the Buyer Parties will be relying on the waiver and release provided in this Section 9.16 in connection with entering into this Agreement and that this Section 9.16 is intended for the benefit of, and to grant third party beneficiary rights to, each Buyer Released Party to enforce this Section 9.16.

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Section 9.17 Parent Guarantee.

(a) The Parent hereby absolutely, unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, to the Sellers the due, prompt and full payment and performance by the Buyer of all of its obligations, liabilities, covenants and agreements under this Agreement and the other Transaction Documents, including the payment of the Aggregate Cash Closing Consideration (collectively, the “Guaranteed Obligations”).

(b) The Parent acknowledges and agrees that the guarantee set forth in this Section 9.17 is a guarantee of payment and performance and not of collection, and the Parent hereby waives any right to require the Sellers to proceed against the Buyer or any other Person, or to pursue any other remedy or enforce any other right, prior to seeking performance and payment from the Parent.

Section 9.18 Privilege; Counsel.

(a) Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, managers, members, shareholders, partners, officers, employees and Affiliates, that:

(i) Andersen, Tate & Carr, P.C. (“ATC”) has acted as counsel to the Sellers and their Affiliates (not including the Company) (individually and collectively, the “Seller Group”) and the Company in connection with the negotiation, preparation, execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby. Buyer agrees, and shall cause the Company to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Company by ATC (or any successor) shall not preclude ATC from serving as counsel to the Seller Group or any director, manager, member, shareholder, partner, officer or employee of the Seller Group, in connection with any litigation, dispute, claim or obligation arising out of or relating to this Agreement or the Transaction Documents and the transactions contemplated hereby and thereby (a “Future Representation”).

(ii) Buyer Parties shall not, and shall cause the Company not to, seek or have ATC disqualified from any Future Representation based on the prior representation of the Company by ATC. Each of the parties hereto hereby consents thereto and waives any conflict of interest arising in any Future Representation from such prior representation, and each of such parties shall cause any of its Affiliates to consent to waive any conflict of interest in any Future Representation arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith.

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(b) All confidential communications prior to Closing between the Seller Group or the Company, on the one hand, and ATC, on the other hand, to seek or obtain legal advice relating to the negotiation, preparation, execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall survive Closing, and from and after Closing shall belong solely to the Seller Group and shall not pass to or be claimed by Buyer Parties or the Company. Accordingly, Buyer Parties and the Company shall not have access to any Privileged Communications whether contained in the files of the Company or ATC elsewhere relating to such engagement from and after Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) the Seller Group (and not Buyer or the Company) shall be the sole holders of the attorney-client privilege with respect to the Privileged Communications, and none of the Buyer Parties or the Company shall be a holder thereof, (ii) to the extent that files of ATC in respect of such engagement constitute property of the client, only the Seller Group (and not Buyer Parties nor the Company) shall hold such property rights, and (iii) ATC shall have no duty whatsoever to reveal or disclose any Privileged Communications or ATC’s files in respect of such engagement to Buyer Parties or the Company by reason of any attorney-client relationship between ATC and the Company or otherwise; provided, that the foregoing clauses (i)-(iii) shall not apply in the case of any claim involving Fraud between the Seller Group and the Buyer Parties. Notwithstanding the foregoing, in the event that after Closing a dispute arises between Buyer Parties or their Affiliates (including the Company), on the one hand, and a third party other than any of the Seller Group, on the other hand, Buyer Parties and their Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of the Privileged Communications to such third party; provided, however, that neither Buyer Parties nor any of their Affiliates (including the Company) may waive such privilege without the prior written consent of the Seller Group, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Buyer Parties or any of their Affiliates (including the Company) is legally required by order of any Governmental Authority or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the opinion of Buyer Parties’ counsel, then Buyer Parties shall promptly notify Sellers in writing to enable Sellers to seek a protective order. In furtherance of the foregoing, each of the parties agrees that (i) no waiver is intended by failing to remove all Privileged Communications from the Company’s files and computer systems, (ii) before the Closing the Seller Group will use commercially reasonable efforts to take the steps necessary to ensure the Privileged Communications will be held and controlled by the Seller Group following the Closing, and (iii) after the Closing the Buyer Parties will take commercially reasonable efforts as are reasonably requested by the Seller Group to ensure that any Privileged Communications still in the possession of the Company following the Closing will be turned over to the Seller Group. Buyer Parties agree that after Closing none of Buyer Parties, the Company, or their Affiliates will (i) access or review the Privileged Communications in connection with any action, litigation, claim, or dispute against or involving the Seller Group or (ii) use or assert the Privileged Communications against the Seller Group in any action, litigation, claim, or dispute against or involving the Seller Group.

(c) This Section 9.18 is intended for the benefit of, and shall be enforceable by, ATC. This Section 9.18 shall be irrevocable, and no term of this Section 9.18 may be amended, waived or modified, without the prior written consent of ATC.

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IN WITNESS WHEREOF, the Sellers, the Company and the Buyer Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS:

ROY A. BOYD, II

/s/ Roy A. Boyd, II
Roy A. Boyd, II

ONIUM CAPITAL, LLC

By:	/s/ Roy A. Boyd, II
Name:	Roy A. Boyd, II
Title:	Chairman of the Board of Directors

[Signature Page to Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, the Sellers, the Company and the Buyer Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

SECURED TRANSPORTATION SERVICES LLC

By:	/s/ Roy A. Boyd, II
Name:	Roy A. Boyd, II
Title:	President

[Signature Page to Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, the Sellers, the Company and the Buyer Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER PARTIES:

ADVANCED FUEL TRANSPORTATION INC.

By:	/s/ James Walker
Name:	James Walker
Title:	Authorized Signatory

NANO NUCLEAR ENERGY INC.

By:	/s/ James Walker
Name:	James Walker
Title:	Chief Executive Officer

[Signature Page to Membership Interest Purchase Agreement]